    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 1999

                                             REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           SWISS NATURAL FOODS, INC.

                 (Name of small business issuer in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                      2080
            (Primary standard industrial classification code number)

                                   13-3762562
                      (I.R.S. Employer Identification No.)

                                 1031 ROUTE 9W
                        UPPER GRANDVIEW, NEW YORK 10960
                                 (914) 358-1212
(Address and telephone number of principal executive offices and principal place of business)
                            ------------------------

                             DR. RALPH M. FERRANTE
                      Chairman and Chief Executive Officer
                           Swiss Natural Foods, Inc.
                                 1031 Route 9W
                        Upper Grandview, New York 10960
                                 (914) 358-1212
           (Name, address and telephone number of agent for service)
                            ------------------------

                                    Copy to:

             HANK GRACIN, ESQ.                                STEVEN MORSE, ESQ.
             Lehman & Eilen LLP                               Lester Morse P.C.
   50 Charles Lindbergh Blvd. - Suite 505               111 Great Neck Road, Suite 420
         Uniondale, New York 11553                        Great Neck, New York 11021
         Telephone: (516) 222-0888                        Telephone: (516) 487-1446
         Facsimile: (516) 222-0948                        Facsimile: (516) 487-1452

                            ------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                                  PROPOSED
                                                   PROPOSED       MAXIMUM
      TITLE OF EACH CLASS OF                       MAXIMUM       AGGREGATE       AMOUNT OF
         SECURITIES TO BE        AMOUNT TO      OFFERING PRICE   OFFERING       REGISTRATION
           REGISTERED          BE REGISTERED     PER SHARE(1)     PRICE(1)          FEE(6)
--------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share (2)                            1,380,000        $ 5.00        $6,900,000      $ 1,918.20
--------------------------------------------------------------------------------------------------
Warrants, each to purchase one
  share of Common Stock (2)            1,380,000           .15           207,000           57.55
--------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share, issuable upon exercise
  of the Warrants (2) (3)              1,380,000          6.25         8,625,000        2,397.75
--------------------------------------------------------------------------------------------------
Underwriter's Common Stock
  Warrants, each to purchase one
  share of Common Stock (4)              120,000         .0005             60.00              (5)
--------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share, issuable upon exercise
  of the Underwriter's Common
  Stock Warrants (3)                     120,000          7.25           870,000          241.86
--------------------------------------------------------------------------------------------------
Underwriter's Warrants, each to
  purchase one warrant (4)               120,000         .0005             60.00              (5)
--------------------------------------------------------------------------------------------------
Warrants issuable upon exercise
  of the Underwriter's Warrants          120,000         .2175            26,100            7.26
--------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share, issuable upon exercise
  of the warrants underlying the
  Underwriter's Warrants (3)             120,000          6.25           750,000          208.50
--------------------------------------------------------------------------------------------------
Total Registration Fee                                                                $ 4,831.12
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) Assumes the Underwriter's over-allotment option to purchase up to 180,000 additional shares of Common Stock and 180,000 additional Warrants is exercised in full.

(3) Pursuant to Rule 416, there are also being registered such indeterminable additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions contained in the Warrants, the Underwriter's Warrants and the warrants underlying the Underwriter's Warrants.

(4) Represents warrants to be issued by Swiss Natural to the Underwriter at the time of delivery and acceptance of the securities to be sold by Swiss Natural to the public hereunder.

(5) None, pursuant to Rule 457(g).

(6) Fees are calculated by multiplying the aggregate offering price by .000278.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  SUBJECT TO COMPLETION, DATED AUGUST 20, 1999

PROSPECTUS

                           SWISS NATURAL FOODS, INC.

                        1,200,000 SHARES OF COMMON STOCK
                            AND 1,200,000 REDEEMABLE
                         COMMON STOCK PURCHASE WARRANTS

                            ------------------------

     Swiss Natural is offering 1,200,000 shares of common stock and 1,200,000 redeemable common stock purchase warrants. Each warrant entitles the holder to
purchase one share of our common stock at $6.25 commencing                , 2000
and ending                2003. This is our initial public offering and no
public market currently exists for our shares or our warrants.

                            ------------------------

     We have applied for quotation of our common stock and our warrants on the Nasdaq Smallcap Market under the symbols "SWIS" and "SWISW", respectively.

                            ------------------------

     AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                    PROCEEDS TO
                                                                                      SELLING
                             PRICE TO         UNDERWRITING       PROCEEDS TO          SECURITY
                              PUBLIC           DISCOUNTS           COMPANY            HOLDERS
                           ---------------    ---------------    ---------------    ---------------
Per Share...............      $                  $                  $                  $
Per Warrant.............      $                  $                  $                  $
Total...................      $                  $                  $                  $

     THREE STOCKHOLDERS OF SWISS NATURAL HAVE GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 180,000 SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS. SWISS NATURAL HAS ALSO GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 180,000 WARRANTS TO COVER OVER-ALLOTMENTS.

                            ------------------------
                       COMPREHENSIVE CAPITAL CORPORATION

                            ------------------------
                                              , 1999

                  [Photos of the Swiss Natural product line.]

"SWISS NATURAL", "REACH FOR THE PEAK", "ULTRA PEAK", "SWISS NATURAL ICY BERRY","SWISS NATURAL ICY CITRUS", "SWISS NATURAL ICY MELONADE" and "SWISS NATURAL ICY COFFEE" are registered trademarks of Swiss Natural Foods, Inc.

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----

          PROSPECTUS SUMMARY.................................................     5

          THE OFFERING.......................................................     5

          SUMMARY OF FINANCIAL DATA..........................................     6

          RISK FACTORS.......................................................     7

          FORWARD LOOKING STATEMENTS.........................................    10

          USE OF PROCEEDS....................................................    10

          DIVIDEND POLICY....................................................    11

          CAPITALIZATION.....................................................    11

          DILUTION...........................................................    11

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
            RESULTS OF OPERATIONS............................................    12

          BUSINESS...........................................................    14

          MANAGEMENT.........................................................    20

          SWISS NATURAL 1999 STOCK OPTION PLAN...............................    22

          CERTAIN TRANSACTIONS...............................................    24

          PRINCIPAL STOCKHOLDERS.............................................    25

          DESCRIPTION OF CAPITAL STOCK.......................................    27

          SHARES ELIGIBLE FOR FUTURE SALE....................................    30

          UNDERWRITING.......................................................    31

          LEGAL MATTERS......................................................    34

          EXPERTS............................................................    34

          ADDITIONAL INFORMATION.............................................    34

     In this prospectus, the terms "Swiss Natural", "we", "us" and "our" refer to Swiss Natural Foods, Inc. Unless otherwise indicated, all information in this prospectus assumes that the underwriters' over-allotment option will not be exercised. See "Description of Capital Stock" and "Underwriting".

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

     Until                , 1999 (25 days after the date of this prospectus),
all dealers that buy, sell or trade in our common stock or our warrants, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     Swiss Natural was formed to market and sell beverages under our Swiss Natural brand. We have developed and currently sell vitamin-fortified flavored fruit and tea beverages, as well as a vitamin-fortified 100% orange juice product and a 100% apple juice product, under our registered Swiss Natural trademark. We also sell a variety of fruit and tea beverages, an orange juice product and an apple juice product under a private label beverage program developed for a nationwide chain of pizza restaurants. Our beverages are made with natural flavors and juices and do not contain any preservatives or artificial colors. All our Swiss Natural label beverages are fortified with our proprietary Ultra Peakt vitamin formula to provide an enhanced nutritional value. In addition, all of our beverages are bottled in our proprietary glass bottles.

     We sell a majority of our beverages through customer-owned or customer-designated distribution systems and, to a lesser extent, through a network of select independent distributors. We are currently developing an Internet distribution system which is expected to permit us to distribute our products in new packaging directly to consumers and retailers who place orders with us via the Swiss Natural website.

     Swiss Natural was incorporated under the laws of the State of Delaware in April 1993. Our principal office is located at 1031 Route 9W, Upper Grandview, New York 10960, and our telephone number at that location is (914) 358-1212.

                                  THE OFFERING

Securities offered.......................   1,200,000 shares of common stock and 1,200,000
                                            warrants. Each warrant entitles the holder to
                                            purchase one share of common stock at a price of
                                            $6.25 per share during a three year period
                                            commencing          2000 (one year from the
                                            effective date of this prospectus).
Common Stock to be outstanding after the
offering.................................   5,068,221 shares. This figure excludes an
                                            aggregate of up to 4,171,667 shares of common
                                            stock issuable upon:
                                            *  exercise and/or conversion of all outstanding
                                               warrants and convertible securities and
                                            *  exercise of:
                                            *  the common stock purchase warrants
                                               offered by this Prospectus;
                                            *  the underwriters' over-allotment option
                                               of 180,000 warrants; and
                                            *  all underwriters' warrants to be issued in
                                            connection with this offering.
Warrants to be outstanding after the
offering.................................   1,200,000 warrants. This figure excludes
                                            *  the underwriters' over-allotment option of
                                               180,000 warrants;
                                            *  all underwriters' warrants to be issued in
                                               connection with this offering; and
                                            *  warrants to purchase 246,667 shares of common
                                               stock outstanding prior to the date of this
                                               prospectus.
Proposed Nasdaq Smallcap Symbols.........   Common Stock -- SWIS
                                            Warrants -- SWISW

                           SUMMARY OF FINANCIAL DATA
                           FOR THE FISCAL YEARS ENDED
                FEBRUARY 28, 1999 AND 1998 (AUDITED) AND FOR THE
              FOUR MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

     The following summary financial data should be read in conjunction with Swiss Natural's financial statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The balance sheet data and statement of operations data as of and for the years ended February 28, 1999 and February 28, 1998 are derived from the financial statements of Swiss Natural, included elsewhere in this Prospectus, that have been audited by Goldstein Golub Kessler LLP, independent certified public accountants. The statement of operations data and balance sheet data as of June 30, 1999 and for each of the four month periods ended June 30, 1999 and 1998 are derived from the unaudited financial statements of Swiss Natural; however, such information reflects all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of financial position, results of operations and cash flows of the interim periods.

                                             FISCAL YEAR ENDED          FISCAL 2000--     FISCAL 1999--
                                               FEBRUARY 28,             FOUR MONTHS        FOUR MONTHS
                                        ---------------------------        ENDED              ENDED
STATEMENT OF OPERATIONS DATA:              1999            1998         JUNE 30, 1999     JUNE 30, 1998
                                        -----------     -----------     -------------     --------------
Net sales.............................  $ 3,005,872     $ 2,324,189      $ 1,476,861       $    917,433
Cost of sales.........................    2,001,701       1,941,074          849,397            604,291
                                        -----------     -----------      -----------       ------------
  Gross profit........................    1,004,171         383,115          627,464            313,142
                                        -----------     -----------      -----------       ------------
Expenses:
  General and administrative..........      871,057         834,679          310,953            233,536
  Selling and promotional.............      502,652         508,401          177,335             99,572
  Product development.................       30,895          12,602            1,441             23,637
                                        -----------     -----------      -----------       ------------
Total expenses........................    1,404,604       1,355,682          489,729            356,745
                                        -----------     -----------      -----------       ------------
Income (loss) from operations.........     (400,433)       (972,567)         137,735            (43,603)
Other income..........................       11,079          23,036            5,949              4,291
Interest expense......................      (50,062)        (80,759)         (59,310)           (12,900)
                                        -----------     -----------      -----------       ------------
Net Income (loss).....................     (439,416)     (1,030,290)          84,374            (52,212)
                                        -----------     -----------      -----------       ------------
Income (loss) per common share --
  Basic...............................         (.08)           (.21)             .01               (.01)
                                        -----------     -----------      -----------       ------------
Weighted average number of common
  shares outstanding -- Basic.........    5,668,221       4,891,002        5,668,221(1)       5,668,221

                                                                           JUNE 30, 1999
                                                                  -------------------------------
BALANCE SHEET DATA:                                                 ACTUAL         AS ADJUSTED(2)
                                                                  -----------      --------------
Cash and cash equivalents......................................   $   360,962       $  5,010,004
Working capital................................................       132,449          5,110,499
Total assets...................................................     1,486,238          6,095,230
Total liabilities..............................................     1,923,479          1,594,471
Stockholders' (deficiency) equity..............................      (437,241)         4,500,759

------------------

(1) Does not give effect to the conversion of any shares of the convertible preferred stock which were issued on June 30, 1999 in exchange for 1,800,000 shares of common stock. Also does not give effect to the conversion of any convertible subordinated debentures.

(2) Gives effect to the sale of the 1,200,000 shares of common stock and 1,200,000 warrants being offered hereby and anticipated application of the estimated net proceeds therefrom including the repayment of indebtedness and interest payable to a stockholder.

                                  RISK FACTORS

     You should carefully consider the following risks before making an investment decision. The trading price of our common stock and warrants could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our financial statements and the related notes thereto.

SWISS NATURAL HAS INCURRED LOSSES FROM INCEPTION AND MAY NEVER GENERATE SUBSTANTIAL PROFITS,
IF ANY AT ALL.

     For each fiscal year since our inception in April 1993, Swiss Natural has generated net losses. We may never generate substantial profits, if any at all. Swiss Natural had an accumulated deficit of $2,490,051 as of June 30, 1999. We can provide no assurances that our operations will be profitable in the future.

WE MAY NEED ADDITIONAL CAPITAL AND MAY NOT BE ABLE TO OBTAIN IT.

     We believe that the proceeds from this offering together with our current cash balances and anticipated cash to be generated from operations will be sufficient to meet our expected operating and capital requirements for at least one year. However, we may need to raise additional funds in order to support further expansion, meet competitive pressures, or respond to unanticipated requirements. We cannot assure you that additional financing will be available if needed on terms favorable to us.

WE HAVE LIMITED WORKING CAPITAL AND MAY ENCOUNTER FUTURE LIQUIDITY PROBLEMS.

     We have historically had limited working capital. We had working capital of $132,449 at June 30, 1999. While we expect the proceeds of this offering to provide us with sufficient working capital, there is no assurance that future operations will not encounter capital resource and liquidity problems.

THE LOSS OF SBARRO, INC. AS A CUSTOMER WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We sell a substantial portion of our private label beverages to Sbarro, Inc., a nationwide chain of restaurants. The loss of Sbarro, Inc. as a customer would have a material adverse effect on our business. We also depend significantly upon the revenue derived from the sale of our beverages to Dunkin' Donuts franchisees, Sam's Club stores and several major independent distributors. Our agreements with Sbarro, Dunkin' Donuts and Sam's Club do not require them to purchase any specified quantity of products from us. Although we consider our relationship with each of these customers to be good, any one of them could decide not to purchase our beverages.

THE LOSS OF ANY OF OUR THIRD-PARTY SUPPLIERS OR SERVICE PROVIDERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL RESULTS.

     We rely on third parties to produce our beverages, to produce our glass bottles and to bottle our beverages. The loss of our third-party suppliers or service providers could have a material adverse effect on our operations and financial results.

THE LOSS OF OUR THIRD PARTY BEVERAGE DISTRIBUTORS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL RESULTS.

     We depend on customer-owned or customer-designated distributors and other third-party distributors to distribute our Swiss Natural products. The loss of our third party beverage distributors could have a material adverse effect on our operations and financial results. Most of our distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice. The loss of one or more of our distributors could have a significant negative effect on the sales of our Swiss Natural label beverages.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH OUR COMPETITORS, MANY OF WHOM HAVE BEEN IN EXISTENCE LONGER THAN US, HAVE A MORE ESTABLISHED MARKET PRESENCE AND HAVE SUBSTANTIALLY GREATER RESOURCES THAN US, WE WILL NOT BE ABLE TO INCREASE REVENUES OR GENERATE PROFITS.

     Our ability to increase revenues and generate profitability is directly related to our ability to compete effectively with our competitors. Swiss Natural faces intense competition from other beverage companies producing similar products, including Snapple, Fruitopia, Ocean Spray, Arizona, Mistic and various other lesser known brands. Increased competition could diminish our ability to be profitable or result in loss of market share and damage the Swiss Natural brand. Many of our competitors are larger, better established and have greater financial, marketing and distribution resources than Swiss Natural. These greater resources permit our competitors to implement extensive advertising and promotional programs which Swiss Natural has not been, and will not be, able to match.

IF WE ARE NOT ABLE TO RETAIN OUR CHIEF EXECUTIVE OFFICER, IT WILL BE MORE DIFFICULT FOR US TO MANAGE OUR OPERATIONS AND OUR OPERATING PERFORMANCE WOULD SUFFER.

     The success of our business is greatly dependent upon the active involvement of our Chief Executive Officer, Dr. Ralph Ferrante, who is responsible for the development of the formulas used to manufacture our products. The loss of the services of Dr. Ferrante would materially and adversely affect our business and prospects.

IF OUR COMPETITORS MISAPPROPRIATE OUR UNPATENTED PROPRIETARY KNOW-HOW, TRADE DRESS AND TRADE SECRETS IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     If our competitors develop substantially equivalent proprietary information or otherwise obtain access to Swiss Natural's know-how it could materially and adversely affect our business. We rely primarily on unpatented proprietary know-how in the production of our beverages, as well as on confidentiality agreements with the companies that produce our beverages and with our employees.

     We regard the protection of our trademarks, trade dress and trade secrets as critical to our future success. We have registered our trademarks in the United States. We also rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights, trade dress and trade secrets. However, laws and contractual restrictions may not be sufficient to prevent misappropriation of our proprietary rights, trade dress or trade secrets.

THE YEAR 2000 PROBLEM COULD CAUSE US TO SUFFER BUSINESS INTERRUPTIONS, OR SHUTDOWN, REPUTATIONAL HARM OR LEGAL LIABILITY, AND AS A RESULT, MATERIAL FINANCIAL LOSS.

     We rely on information technology supplied by third parties, and our third party suppliers and vendors also are dependent on information technology systems and on their own third party vendors' systems. The Year 2000 problem could cause us to suffer business interruptions, or shutdown, reputational harm or legal liability, and as a result, material financial loss.

     We are evaluating our internal information technology systems and contacting our information technology suppliers and third party suppliers and vendors to ascertain their Year 2000 status. However, we cannot guarantee that our own systems will be Year 2000 compliant in a timely manner, that any of our third party suppliers and vendors will be Year 2000 compliant in a timely manner, or that there will not be significant interrelated operational problems among information technology systems.

ANY DECREASE IN THE SUPPLY OF FRUIT JUICES OR INCREASE IN THE PRICES OF FRUIT JUICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

     We depend upon an uninterrupted supply of fruit juices from the fruit of apple trees and orange trees. Any decrease in the supply of these fruit juices or increase in the prices of these fruit juices as a result of any adverse weather conditions, pests or fungal disease could have a material adverse effect on our business and results of operations. Apple and orange trees may become damaged, diseased or destroyed as a result of any adverse weather conditions, pests or fungal disease. Additionally, there are types of controllable fungal diseases that can affect fruit production although not fatal to the trees themselves. These types of fungal diseases are generally controllable with fungicides. However, we can't be sure that such control measures will continue to be effective.

STOCKHOLDERS MAY NOT BE ABLE TO RE-SELL THEIR STOCK AND WARRANTS OR MAY HAVE TO SELL AT PRICES SUBSTANTIALLY LOWER THAN THE PRICE THEY PAID FOR IT.

     Prior to this offering, you could not buy or sell our common stock or warrants publicly. Although the initial public offering price was determined based on several factors, the market price after the offering may vary from the initial offering price. As a result, shareholders may not be able to re-sell their stock or may have to sell at prices substantially lower than the price they paid for it. In addition, the stock market is subject to price and volume fluctuations affecting the market price for public companies generally, or within broad industry groups, which fluctuations may be unrelated to the operating results or other circumstances of a particular company. Such fluctuations may adversely affect the liquidity of the common stock and warrants, as well as the price that holders may achieve upon any future sale.

BECAUSE IT MAY BE DIFFICULT TO EFFECT A CHANGE IN CONTROL OF SWISS NATURAL WITHOUT CURRENT MANAGEMENT'S CONSENT, A POTENTIAL SUITOR WHO OTHERWISE MIGHT BE WILLING TO PAY A PREMIUM TO ACQUIRE SWISS NATURAL MAY DECIDE NOT TO ATTEMPT AN ACQUISITION.

     Upon consummation of this offering, Dr. Ralph M. Ferrante, the Chairman and Chief Executive Office of Swiss Natural, and Herbert Paul, the President and Chief Financial Officer of Swiss Natural, together with trusts owned by their respective family members, will hold approximately 38% and 11%, respectively, of our outstanding voting stock, including our convertible preferred stock which carries rights to vote with the common stock on a one-vote-per-share basis. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Swiss Natural. In addition, the issuance of a poison-pill or another large block of preferred stock with voting rights could have the effect of delaying, deferring or preventing a change in control of Swiss Natural. Potential suitors who otherwise might be willing to pay a premium to acquire Swiss Natural may decide not to try to acquire us because it may be difficult to effect a change in control of Swiss Natural without current management's consent. If Messrs. Ferrante and Paul and their family members act together, they will have the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs.

FUTURE SALES OF COMMON STOCK MAY CAUSE THE MARKET PRICE OF THE COMMON STOCK TO DROP.

     Future sales of shares of common stock by Swiss Natural and/or its stockholders could cause the market price of the common stock to drop. After this offering, we will have outstanding 5,068,221 shares of common stock and 1,200,000 warrants sold to investors in this offering. If the underwriters' over-allotment option is exercised in full, we will have outstanding 1,380,000 warrants after this offering, not including the warrants outstanding prior to this offering. We have reserved an additional 4,171,667 shares of common stock for issuance pursuant to such warrants and other outstanding convertible securities, preferred stock, stock options and warrants. All of the shares of common stock to be sold in this offering will be freely tradeable without restriction or further registration under the federal securities laws unless purchased by our "affiliates", as that term is defined in Rule 144 under the Securities Act of 1933, as amended. Assuming the underwriters' over-allotment option is exercised in full, the remaining shares of outstanding common stock, representing approximately 73% of the outstanding common stock upon completion of this offering, will be "restricted securities" under the Securities Act subject to restrictions on the timing, manner and volume of sales of such shares. Sales of a substantial number of shares of our common stock after the offering, including shares of common stock acquired through the exercise of the warrants, could adversely affect the market price of the common stock. Such sales could cause the market price of the common stock and the warrants to decline.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price is expected to be substantially higher than the net tangible book value of each outstanding share of common stock. Purchasers of common stock in this offering will suffer immediate and substantial dilution. The dilution will be $4.17 per share in the net tangible book value of the common stock from the expected initial public offering price. If the warrants offered hereby and the other outstanding options and warrants to purchase shares of common stock are exercised, there would be further dilution.

                           FORWARD LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

     The primary purposes of this offering are to obtain additional capital, create a public market for the common stock and the warrants, and facilitate future access to public markets. The net proceeds to Swiss Natural from the sale of our common stock and our warrants offered hereby are estimated to be approximately $4,938,000, after deducting underwriters' compensation and other estimated offering expenses totaling $1,242,000. If the underwriters' over-allotment option is exercised in full, the net proceeds to Swiss Natural are estimated to be approximately $4,965,000. Swiss Natural intends to use the net proceeds as follows:

     *  $822,000 for the purchase of additional inventory;
     *  $825,000 for the purchase of vending and refrigeration equipment;
     *  $498,000 for the purchase of manufacturing equipment;
     *  $545,000 for marketing and promotion;
     *  $235,000 for new product research and development;
     * $135,000 for internet distribution computing and telecommunications equipment;
     *  $235,000 for new client selling and collateral materials;
     * $329,008 for the repayment of its indebtedness including accrued interest of $7,053, to A. Donald McCulloch, Jr. and Carolyn B. McCulloch, both of whom are stockholders of Swiss Natural, and one of whom is a former director; and
     *  $1,313,992 for general corporate purposes, including working capital.

     The indebtedness of Swiss Natural to the A. Donald McCulloch, Jr. and Carolyn B. McCulloch as of June 30, 1999 is evidenced by two promissory notes, one in the principal amount of $152,500, the other in the principal amount of $169,455. Both promissory notes to the McCullochs mature upon the earlier to occur of:
     *  February 10, 2000;
     * ten days after the receipt of funds by Swiss Natural of the proceeds of an initial public offering of its common stock in an amount of at least $10,000,000; or

     *  the sale of all or substantially all of the assets of Swiss Natural.

     The note in the principal amount of $152,500 bears interest at the rate of 12% per annum, and the other note is non-interest bearing.

     Pending the above uses, Swiss Natural intends to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     Swiss Natural has not declared or paid any cash dividends on its common stock since its inception and does not expect to pay any cash dividends on its common stock in the foreseeable future. Holders of shares of Swiss Natural's Series A Preferred Stock are entitled to receive a quarterly dividend of two ($0.02) cents per share prior to any other class of stock receiving any dividends, and to participate in dividends declared and paid on the common stock, on an "as-converted" basis. Swiss Natural currently intends to retain future earnings, if any, after paying the dividend on the preferred stock, to finance the expansion of its business.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Swiss Natural as of June 30, 1999: (1) on an actual basis, and (2) as adjusted to reflect the receipt by Swiss Natural of the estimated net proceeds from the sale of our 1,200,000 shares of common stock and 1,200,000 warrants offered hereby (after deducting the estimated offering expenses and underwriter' compensation). The information described in the following table assumes that none of the convertible subordinated debentures of Swiss Natural have been converted. This table should be read in conjunction with "Management"s Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this prospectus.

                                                                       JUNE 30, 1999
                                                                ----------------------------
                                                                                 AS ADJUSTED
                                                                                 TO REFLECT
                                                                                     NET
                                                                                 PROCEEDS OF
                                                                  ACTUAL          OFFERING
                                                                -----------      -----------
    Convertible Subordinated Debentures.....................    $   757,500      $   757,500
                                                                -----------      -----------
    Compensation Payable....................................        101,092          101,092
                                                                -----------      -----------
    Preferred Stock, $.01 par value, 3,000,000 shares
      authorized; Series A Convertible Preferred Stock,
      1,800,000 shares issued and outstanding (actual and as
      adjusted).............................................         18,000           18,000
    Common Stock, $.01 par value, 20,000,000 shares
      authorized, 3,868,221 shares issued and outstanding
      actual; 5,068,221 shares outstanding, as adjusted.....         38,682           50,682
    Additional paid in capital..............................      1,996,128        6,922,128
    Accumulated Deficit.....................................     (2,490,051)      (2,490,051)
                                                                -----------      -----------
    Stockholders' equity (deficiency).......................       (437,241)       4,500,759
                                                                -----------      -----------
    Total capitalization....................................    $   421,351      $ 5,359,351
                                                                -----------      -----------
                                                                -----------      -----------

                                    DILUTION

     The net tangible book value of Swiss Natural as of June 30, 1999 was a negative $588,718, or a negative $.15 per share. "Net tangible book value per share" is determined by dividing the number of outstanding shares of common stock into the net tangible book value of Swiss Natural (total tangible assets less total liabilities). Assuming the sale by Swiss Natural of the 1,200,000 shares of common stock offered hereby at a price of $5.00 for one share, and without considering the sale of the warrants, the net tangible book value of Swiss Natural as of June 30, 1999 would have been approximately $4,209,332 or $.83 per share. This represents an immediate increase in net tangible book value of $4,798,050 to existing stockholders and an immediate dilution of $4.17 per share to new investors purchasing shares at the initial public offering price of $5.00 per share. The following table illustrates the per share dilution:

    Assumed initial public offering price per share..................                $ 5.00
      Net tangible book value per share as of June 30, 1999..........     $(.15)
      Increase in net tangible book value per share attributable to
         new investors...............................................     $ .98
    Net tangible book value per share after the offering.............                $  .83
    Dilution per share to new investors..............................                $ 4.17

     The following table summarizes as of June 30, 1999 the number of shares of capital stock purchased from Swiss Natural, the total cash consideration paid to Swiss Natural, without considering the sale of the warrants, and the average cash price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering at an initial public offering price of $5.00 per share, before deducting the underwriters' compensation and other estimated offering expenses:

                                                       SHARES PURCHASED         TOTAL CONSIDERATION
                                                     ---------------------     ----------------------
                                                      NUMBER       PERCENT       AMOUNT       PERCENT
                                                     ---------     -------     ----------     -------
Existing stockholders..............................  3,868,221        76%      $2,052,810        25%
New investors......................................  1,200,000        24%      $6,000,000        75%
                                                     ---------       ---       ----------       ---
Total..............................................  5,068,221       100%      $8,052,810       100%
                                                     ---------       ---       ----------       ---
                                                     ---------       ---       ----------       ---

     The sale by Messrs. Ferrante, Paul and Brescio of 180,000 shares of common stock upon exercise in full of the underwriters' over-allotment option will reduce the percentage of common stock held by existing stockholders to 73% of the total number of shares of common stock to be outstanding upon consummation of this offering and will increase the percentage of common stock held by new investors to 27% of the total number of shares of common stock to be outstanding upon consummation of this offering. See "Principal Stockholders."

     The foregoing discussion and table exclude:

     * the 1,200,000 shares of common stock issuable upon exercise of the common stock purchase warrants offered by this prospectus;

     * the 180,000 shares of common stock issuable upon exercise of the common stock purchase warrants included in the underwriters' over-allotment option;

     * the 120,000 shares of common stock issuable upon exercise of the 120,000 underwriters' common stock purchase warrants to be issued in connection with this offering;

     * the 120,000 shares of common stock issuable upon exercise of 120,000 warrants, which warrants are issuable upon exercise of an additional 120,000 underwriters' warrants to be issued in connection with this offering;

     * 1,800,000 shares of common stock issuable upon conversion of the Series A Preferred Stock;

     * 500,000 additional shares of common stock reserved for issuance under the 1999 Stock Option Plan;

     * 246,667 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of approximately $1.50 per share; and

     * 505,000 shares of common stock issuable upon conversion of the $757,500 aggregate principal amount of convertible debentures presently outstanding.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SWISS NATURAL ALSO SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

FISCAL YEAR 1999 ENDED FEBRUARY 28, 1999 COMPARED TO FISCAL YEAR 1998 ENDED FEBRUARY 28, 1998.

     Swiss Natural's net loss for the year ended February 28, 1999 was $(439,416) as compared to ($1,030,290) for the year ended February 28, 1998 and loss from operations was ($400,433) for the year ended February 28, 1999 as compared to ($972,567) for the year ended February 28, 1998. The decrease in net loss and loss from operations was primarily due to an increase in net sales which was offset by an increase in expenses. Net sales for the year ended February 28, 1999 increased approximately 29% from those of the year ended February 28, 1998. The increase in sales is attributable to the addition of new customers, the sale of new products such as orange and apple juice, and increased sales of private label beverages in new territories. Cost of sales as a percentage of sales was approximately 67% for the year ended February 28, 1999 as compared to 84% for the year ended February 28, 1998. Gross profit as a percentage of sales was approximately 33% for the year ended February 28, 1999 as compared to approximately 16% for the year ended February 28, 1998. The reduction in cost of sales reflects the decrease in expenses associated with the bottling of Swiss Natural's products on account of a change in bottling facilities and a one time loss on abandonment of inventory of $185,942. Expenses for the year ended February 28, 1999 increased approximately 4% as compared to the prior year primarily as a result of the fact that there was an increase in wages, product development expenses, and to a lesser extent costs associated with higher sales volume. The increase in such expenses was partially offset by a decrease in selling and promotional expenses. Other income decreased slightly as compared with that of the prior year and interest expenses decreased $30,697 as compared with that of the prior year as a result of the reduction of stockholder debt.

FOUR MONTHS ENDED JUNE 30, 1999 COMPARED TO FOUR MONTHS ENDED JUNE 30, 1998.

     Swiss Natural generated net income of $84,374 for the four months ended June 30, 1999 as compared to a net loss of $52,212 for the four months ended June 30, 1998. This increase is attributable to an increase in sales which was partially offset by an increase in expenses. Net sales for the four months ended June 30, 1999 were $1,476,861 as compared to $917,433 for the four months ended June 30, 1998, representing an approximately 61% increase. The increase in sales was primarily a result of an increase in the sale of the Company's Swiss Natural brands products, and, to a lesser extent, an increase in the sale of our private label beverages.

     Cost of sales as a percentage of sales was approximately 58% for the four months ended June 30, 1999, as compared to 66% for the four months ended June 30, 1998. Gross profit as a percentage of sales was approximately 42% for the four months ended June 30, 1999, as compared to approximately 34% for the four months ended June 30, 1998. The increase in gross profit reflects an increase in the overall selling price of the Swiss Natural brand. Expenses for the four months ended June 30, 1999 increased approximately 37% as compared to that of the four months ended June 30, 1998, primarily as a result of an increase in promotional and marketing expenses and an increase in compensation paid to employees and consultants.

     Since our inception, we have experienced greater sales of our beverages in the spring and summer months and reduced sales of our beverages in the winter and fall months. We expect to continue to experience fluctuations in our revenues resulting from such seasonal variations in sales.

LIQUIDITY AND CAPITAL RESOURCES.

     At February 28, 1999, Swiss Natural had cash and cash equivalents of $530,729 as compared to $364,088 at February 28, 1998. The increase in cash and cash equivalents during the twelve month period ended February 28, 1999 is due to $545,532 of cash provided by financing activities which was partially offset by $340,154 of cash used in operating activities and, to a lesser extent, $38,737 of cash used in investing activity. Cash provided by financing activities during the twelve month period ended February 28, 1999 consisted of the proceeds from Swiss Natural's issuance of convertible subordinated debentures, less amounts utilized to pay debt placement fees and to retire certain indebtedness owed to two stockholders of Swiss Natural, one of whom is also a former director of Swiss Natural. Cash used in investing activities during the twelve month period ended February 28, 1999 consisted of payments made to purchase property and equipment.

     At June 30, 1999, Swiss Natural had cash and cash equivalents of $360,962 as compared to $208,756 at June 30, 1998. The decrease in cash and cash equivalents of $169,767 from February 28, 1999 is due to $40,050 of cash used in financing activities, $86,735 of cash used in operating activities, and $42,982 of cash used in investing activities. Cash used in financing activities during the four month period ended June 30, 1999 consisted of debt offering costs. Cash used in investing activities during the four month period ended June 30, 1999 consisted of payments made to purchase equipment. Swiss Natural invests its cash in a money market fund.

     Based upon its current operating plan, Swiss Natural anticipates that the net proceeds of this offering, together with cash generated from operations, will be sufficient to satisfy its future liquidity requirements for at least the next 12 months. However, the ability of Swiss Natural to meet future liquidity needs is directly related to its sales volume and the costs associated with the development and marketing of its products. It is anticipated that a portion of the proceeds of this offering will be used to purchase refrigeration equipment and vending equipment to be used by our customers to hold and display our products. It is anticipated that this will be an ongoing expense which will adversely affect Swiss Natural's cash flow. Furthermore, Swiss Natural may have the on-going expense of making interest payments to any holder of its convertible debentures who does not convert its debenture into shares of common stock. Since Swiss Natural does not currently have any outside sources of financing, such as a line of credit, all of these expenses will have to be paid for either out of the proceeds of this offering or cash generated from operations.

                                    BUSINESS
INDUSTRY OVERVIEW

     Our business competes in the alternative beverage category of the beverage industry.

     Alternative beverages consist of fruit juices, fruit drinks that are not 100% juice, sparkling and still water, ready-to-drink teas, sports drinks and natural soda. From 1992 to 1998, the alternative beverage market has experienced significant growth, with volumes approximately doubling, from 480 million cases to 1.10 billion cases. In 1998, the volume of the alternative beverage market grew to approximately 1.28 billion cases. Nonetheless, alternative beverages currently remain only a small portion of the entire beverage market, which, in the opinion of management, provides significant opportunity for future growth.

     In general, the segments of the alternative beverage category in which Swiss Natural competes enjoyed strong growth in 1998. According to information published in the Beverage Digest Fact Book, the fruit juice and fruit juice drink segment grew from 450 million cases sold in 1997 to 515 million cases sold in 1998. The ready to-drink tea segment grew from 310 million cases sold in 1997 to 355 million cases sold in 1998.

     The alternative age beverage category generally consists of products classified as "premium", more specialized goods, and to a lesser extent, "non-premium", lower-margin, generic or more mainstream products. Premium beverage products typically command higher prices and higher margins for the brand owner, the distributor and the retailer than other beverages because of the following:

     * Higher Quality Ingredients. Premium beverage ingredients are positioned to be higher quality and usually do not include preservatives.

     * Distribution. The primary distribution channels for premium beverages are convenience stores and other small retail outlets. These locations usually sell premium beverages in single refrigerated cold servings instead of at room temperature in larger containers.

     * Packaging and Marketing. Packaging is a key differentiation in the single-serve market and critical to building a premium image. Marketing premium beverages relies heavily on product innovation, unique advertising and availability.

     We market and distribute a variety of premium beverages, including fruit drinks, ready-to-drink teas and 100% juice products under our Swiss Natural brand name and under a private label program.

Under the Swiss Natural brand, we market and distribute nine flavored beverages and two 100% juice products, including three diet beverages. Under our private label program, we sell six flavored beverages, including one diet beverage and two 100% juice products.

OUR BUSINESS STRATEGY

     Our business strategy for our Swiss Natural label products and private label beverage business is to:

     * Continue to develop new products and innovative packaging: During 1998, we redeveloped our diet line of products, Diet Icy Tea With Lemon, Diet Icy Berry and Diet Icy Peach utilizing a new zero calorie sweetener. We intend to continue to introduce new products and flavors. We also intend to continue to develop proprietary and innovative packaging to attract consumers to the Swiss Natural brand.

     * Increase consumer awareness and brand imagery: We intend to develop innovative marketing and promotions to increase the visibility and image of our Swiss Natural brand.

     * Commence distribution via the Internet: We are in the process of developing a new system of marketing and distribution utilizing the Internet in an effort to increase direct sales to consumers and to retailers.

     * Expand our sales to private label clients: We plan to continue to expand our sales to private label clients for whom we develop specific private label beverage programs.

     * Expand and enhance distributor relationships: We intend to focus our sales force to continue to improve relationships with distributors. We intend to continue to assist our distributors in developing local marketing promotions.

     * Expand and improve distribution: We plan to continue to expand in existing and new geographic markets and channels of trade.

     * Expand and improve in-store distribution and marketing: We plan to increase the rate at which we place cold drink equipment in stores and other outlets.

     * Control production costs: We expect to continue to control production costs through favorable supply agreements for raw materials, flavors, and packaging. We also plan to introduce additional production initiatives to further reduce costs and improve freight management.

     * Minimize capital expenditures: We plan to continue to minimize capital expenditures through the use of third party manufacturers for production of our premium beverage products.

OUR BUSINESS

     We market and sell premium beverages under both our proprietary Swiss Natural brand and private label brands. A significant portion of our business consists of sales of a variety of fruit and tea beverages, orange juice and apple juice under a private label beverage program developed by us for Sbarro Inc. We sell vitamin-fortified flavored fruit and tea beverages, a 100% orange juice product and a 100% apple juice product under our registered Swiss Natural trademark. Two of the largest customers for our Swiss Natural brand products are Dunkin' Donuts franchisees and Sams Club stores.

     Prior to March 1996, our revenues were derived solely from the sale of our Swiss Natural labeled beverages. At present we sell our beverages under a private label in almost all Sbarro franchise restaurants including many Sbarro restaurants located outside the United States. Our line of beverages is the only authorized bottled soft drink of its kind to be sold in the Sbarro restaurants. In January 1998, we renewed our agreement with Sbarro granting us a right of first refusal to be the exclusive supplier of Sbarro private label beverages for a three year period of time. We have agreed, as long as we are supplying beverages to Sbarro, to refrain from developing a private label program for any other company which sells pizza as its primary source of revenue.

     Sbarro is a major customer of ours and we depend significantly upon the sale of our beverages to Sbarro. At the request of Sbarro, we began production of two 100% juice products to be supplied to Sbarro under the private label program. We have been advised that the two 100% juice products supplied by Swiss Natural have replaced all other juices currently being sold by the Sbarro franchise restaurants and are the only authorized 100% juice products sold by such franchise restaurants.

     In February 1998, we began to supply our juice and other beverage products on a trial basis to approximately 22 Dunkin' Donut franchisees which are supplied from one Dunkin' Donut regional distribution center. On March 29, 1999 we executed a three year agreement with a Dunkin' Donuts regional distribution center which designates our Swiss Natural label beverages as authorized beverages for the region, which includes approximately 900 Dunkin' Donuts franchisees. We currently supply approximately 200 Dunkin' Donuts franchisees with our Swiss Natural label beverages. The Dunkin' Donut franchisees, however, may purchase bottled beverage products from any supplier that they choose. Our revenues have increased as a result of the sales of our beverages to the Dunkin' Donut franchisees.

     We entered into an agency agreement with Bentonville Associates Ventures LLC effective May 5, 1998 whereby Bentonville agreed to act as the exclusive marketing representative for us with regard to certain specified accounts which include Walmart Stores and Sams Clubs stores, and a nonexclusive agent for other accounts, all for a commission based upon a percentage of sales generated by Bentonville.

     We have also entered into a vendor agreement with Sams Club stores, an affiliate of Wal-Mart, to supply some of its distribution centers and retail outlets with a Swiss Natural branded twelve pack of beverages. At this time however we distribute to only 18 stores out of approximately 500 Sams Club stores.

     We also utilize multiple independent distributors to sell our Swiss Natural label beverages. These distributors sell Swiss Natural beverages to food service accounts, convenience stores, delicatessens, pizza restaurants, golf courses, hotels, schools, cafeterias, fitness clubs and a variety of other outlets which sell beverages. In March 1997, we executed a letter of understanding with Ritter/Sysco Food Services, Inc., a division of Sysco, a national food service distributor for distribution of our beverages to food service customers receiving our beverages within a 100 mile radius of Columbus Circle, New York, New York.

     During the fiscal year ended February 28, 1998, the five largest distributors of Swiss Natural label beverages purchased approximately 85% of the case sales of our Swiss Natural label beverages (approximately 11% of the case sales of all of our beverages including our private label beverages), each purchasing in excess of approximately 7% of the case sales of Swiss Natural label beverages, with none of the distributors accounting for more than approximately 31% of our sales of Swiss Natural label beverages. During the fiscal year ended February 28, 1999, the five largest distributors of Swiss Natural label beverages purchased approximately 76% of the case sales of our Swiss Natural label beverages (approximately 14% of the case sales of all of our beverages including our private label beverages), each purchasing in excess of approximately 9% of the case sales of Swiss Natural label beverages. No one distributor accounted for more than approximately 30% of our sales of Swiss Natural label beverages sold in such fiscal year.

     Swiss Natural has initiated the development of an e-commerce plan to increase direct distribution to customers and retailers utilizing the Internet and a company website. In connection with our Internet distribution initiative, we are developing new packaging concepts for our products which we believe will help to promote our sales over the Internet.

OUR PRODUCTS

     We currently sell nine (9) naturally flavored beverages under the trademarks Swiss Natural Icy Berry, Swiss Natural Diet Icy Berry, Swiss Natural Icy Citrus, Swiss Natural Icy Melonade, Swiss Natural Lemon Icy Tea, Swiss Natural Diet Icy Tea With Lemon, Swiss Natural Raspberry Icy Tea, Swiss Natural Peach Icy Tea and Swiss Natural Diet Peach Icy Tea. In addition, Swiss Natural sells a

100% orange juice product and a 100% apple juice product under the Swiss Natural label. The Swiss Natural Diet Icy Berry, Diet Peach Icy Tea and Diet Icy Tea With Lemon were introduced to attract customers who are calorie conscious. All of our beverages are made utilizing natural flavors and juices and none contain preservatives or artificial colors. In addition, the beverages sold under the Swiss Natural label are fortified with our "Ultrapeak(R)" vitamin formula, a specific combination of vitamins. Our beverages have a shelf life of approximately nine (9) months.

RAW MATERIALS

     We procure our bottles, water, juice products, apple and orange juice concentrates, high fructose corn syrup, citric acid, our vitamin formulation and other designated ingredients used in our proprietary beverages from various suppliers which then supply our independent bottling company. Each of these ingredients is readily available from several alternative suppliers.

     We purchase our proprietary flavor bases from an independent flavor supplier. We are the sole owner of the service formulae used in connection with the production and manufacture of our beverages. If for any reason our flavor supplier were to cease to supply the flavor bases used in our proprietary service formula to us, we believe we would be able to secure an alternate source of supply.

PRODUCTION

     All of our Swiss Natural label and private label beverages are currently manufactured and bottled by an independent bottling company. We have recently reached a multi-year production agreement with our current bottling facility. In accordance with our proposed arrangement with our current bottling facility, they are to provide basic raw materials for our beverages such as water, while we provide a flavor base, together with our Ultrapeakt vitamin formula. Our finished product is then manufactured in accordance with our specifications in distinctive glass bottles supplied by us utilizing our specified labels on such bottles. We purchase our labels from an independent label manufacturer. We place orders for finished goods with the bottler based upon our best estimates of our future needs prior to our receipt of orders from distributors. We monitor the production of our beverages to assure adherence to production procedures and quality standards. In addition, some of our suppliers have entered into confidentiality agreements to protect our trade secrets.

     In March 1998, we entered into an arrangement with an independent storage company for the storage of all of our finished goods inventory. Pursuant to the terms of such arrangement, our storage company, which operates its own trucking company, transports our finished goods from the bottling facility to its own storage facility at a fixed charge per case. In addition, our storage company has agreed to transport our finished goods from the storage facility to our customers for an additional fee. Inasmuch as neither we nor a majority of our customers own or operate any trucking companies, we utilize our storage company's trucking services for a majority of our customers.

     All of our tea and fruit beverages, including both the Swiss Natural and the private label beverages, are currently sold in our proprietary 16 ounce and 12 ounce, single serve, wide-mouth glass container, which has a distinctive and unique shape designed to stimulate consumer interest and create brand recognition. We use a private mold for the production of such glass containers and we purchase these containers from the Canadian office of an independent third party glass manufacturer, which has production facilities located in Canada as well as in the United States. The glass manufacturer does not have a written supply agreement with us. We are researching and developing the use of other packaging containers, such as plastic containers and aluminum cans, to expand the distribution of our brand. We plan to use the new types of packaging in additional distribution channels including electronic commerce.

TRADEMARKS AND COPYRIGHTS

     We have obtained registered trademarks to protect the name "Swiss Natural(R)" and the slogan "Reach For The Peak(R)" used in selling our beverages. We have also obtained registered trademarks for the product names "Swiss Natural Icy Berry(R)", "Swiss Natural Icy Citrus(R)", "Swiss Natural Icy Melonade(R)", "Swiss Natural Icy Coffee(R)" and for "Swiss Natural Icy Tea(R)", and "Ultra Peak(R)", the name of our vitamin formula. We use a private mold for the production of our proprietary glass container. As to our beverage formulations, we rely on the unpatented know-how of our Chief Executive Officer and the confidentiality agreements with our flavor manufacturer, our bottling company and our employees.

COMPETITION

     Competition in the beverage industry is intense. We face competition from other beverage companies providing similar products such as Snapple, Fruitopia, Ocean Spray, Arizona and Mistic and various other lesser known brands. We also face competition from other beverage companies providing other beverages. Many of our competitors, including the dominant brands named above, are better established and have greater financial resources than us. We believe that the quality of our beverages, distribution strategy, private label business, competitive prices and profit margins will enable us to compete with these companies.

SALES AND MARKETING STRATEGY

     Our marketing strategy is to create a consumer awareness of our brand in our targeted markets as well as to increase our client base of private label customers. The core marketing campaign theme of our Swiss Natural label beverages has been and will be centered around our "Reach For The Peakt" registered trademark. We also emphasize the fact that our products provide great taste with enhanced nutritional benefits and utilize no artificial coloring or preservatives. We also promote the fact that our products are natural.

     To date, we have focused our marketing efforts mainly in the New York metropolitan area. Following the consummation of this offering, we intend to market our Swiss Natural label beverages in other regions of the United States such as the Northeast, the Southeast, the Mid- Atlantic and the West Coast and to increase our sales to private label customers.

     Our sales strategy has been to provide a superior product at an advantageous profit margin for both the distributor and retailer. This strategy enables us to secure a degree of market acceptance and distribution capability generating repeat sales with minimal expense for advertising. In addition, we have offered, from time to time, discounts to distributors. In order to increase our sales volume, we intend to expend additional capital for an expanded sales force and enhanced promotional material.

GOVERNMENT REGULATION

     The production and sale of our beverages are subject to the rules and regulations of various federal, state and local food and health agencies, including the U.S. Food and Drug Administration. The FDA also regulates the labeling of containers including, without limitation, statements concerning product ingredients.

     We are also subject to various federal, state and local environmental laws and regulations that limit the discharge, storage, handling and disposal of a variety of substances and by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Administration Act, as well as similar state laws and regulations. We believe that we comply in all material respects with these laws or regulations, although we cannot assure that future compliance with such laws or regulations will not have a material adverse effect on our results of operations or financial condition. We did not incur any significant costs in the fiscal year ended February 28, 1999 to comply with environmental laws.

EMPLOYEES AND CONSULTANTS

     Our chief executive officer and chief financial officer are also directors and stockholders of Swiss Natural. We presently employ four other people at our executive offices on a full time basis, none of whom has a written employment agreement with us other than a confidentiality agreement. Two of the other employees are engaged in sales and marketing, one employee is a certified public accountant who performs accounting services and the fourth is a bookkeeper/secretary. Each of these individuals devote such business time as is needed to the affairs of Swiss Natural. The chief financial officer of Swiss Natural, an attorney and certified public accountant, is engaged in the practice of law. In addition, from time to time we engage sales consultants to assist us in expanding the sales and distribution of our products.

     We do not currently have any contingent forms of compensation for our officers and directors, including any pension, retirement, stock appreciation, or other compensation plan other than our 1999 Stock Option Plan. However, Swiss Natural anticipates that it will institute such other forms of compensation in the future.

     We have never had a work stoppage and our employees are not represented by any collective bargaining unit. We consider our relations with our employees to be good. Our future success will depend, in part, on our ability to continue to attract, integrate, retain and motivate highly qualified sales and managerial personnel for whom competition is intense.

SLOTTING FEES

     For us to achieve placement of our products in certain supermarket chains and individual supermarket stores, it may sometimes be necessary for us to purchase shelf space by paying slotting fees. Typically, supermarket chains and prominent local supermarkets impose these charges as a one time payment before the products are permitted in the store or chain. Slotting fees are less frequently imposed by other types of retail outlets such as individual convenience stores and delicatessens. The fees are negotiated on an individual basis.

MARKETING AND PROMOTION

     We intend to position Swiss Natural as a brand name synonymous with products of superior quality and nutritional benefit with great taste. To date, we have used a limited amount of point of sale promotion material, and we previously utilized some radio advertisements.

     We believe that increased marketing expenditures may be necessary in order to increase sales volume. During the current fiscal year, marketing expense is budgeted at approximately three percent (3%) of Swiss Natural label beverage net sales. On an ongoing basis we anticipate our marketing budget to be approximately six percent (6%) to eight percent (8%) percent of the Swiss Natural label beverage net sales. In addition, we anticipate a continuation of our discount policy to distributors, which may result in higher promotional expenses.

LEGAL PROCEEDINGS

     On November 20, 1997, Sterling Color Process, Inc. ("Sterling") filed a lawsuit in Supreme Court, Rockland County, New York entitled Sterling Color Process, Inc. v. Swiss Natural Foods, Inc., Case Number 7670-97 (the "Sterling Action"). In the Sterling Action, Sterling claims that it supplied labels to Swiss Natural between June 1995 and May 1996 and that Swiss Natural did not pay for such goods. Sterling claims it is owed a balance of $72,776.60. An answer and counterclaim was served on behalf of Swiss Natural on February 13, 1998. In its answer, Swiss Natural denied any liability and alleged that Sterling was fully paid for the labels. Swiss Natural stated in its counterclaim that Sterling failed to perform according to the agreement between the parties thereby causing damages of $84,090.00. Swiss Natural has filed a Demand for Written Particulars. Swiss Natural intends to vigorously pursue its counter-claim against, and defend the claim from, Sterling.

     In addition to the matters set forth above, from time to time we may be subject to legal proceedings and claims in the ordinary course of business. Such claims, even if not meritorious, could result in the expenditure by us of significant financial and managerial resources. We are not aware of any legal proceedings or claims that we believe will have individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

FACILITIES

     Our executive and administrative office is located in approximately 1,250 square feet of office space located at 1031 Route 9W, Upper Grandview, New York. Swiss Natural does not pay rent for the use of this office space. The office space is owned by Dr. Ralph M. Ferrante, our Chairman and Chief Executive Officer. Swiss Natural is currently seeking new office space to occupy as a primary site of executive operations. Swiss Natural has no other office facilities.

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information regarding the directors and executive officers of Swiss Natural.

                      NAME                            AGE                         POSITION
                      ----                            ---                         --------
Dr. Ralph M. Ferrante...........................       45       Chief Executive Officer, Chairman of the
                                                                Board and Secretary
Herbert M. Paul.................................       63       Chief Financial Officer, President,
                                                                Assistant Secretary and Director
James P. McCann.................................       41       Director
Kenneth D. Greenblatt...........................       53       Director -- Nominee
Donald L. Antle.................................       60       Director -- Nominee

     DR. RALPH M. FERRANTE has been the Chief Executive Officer, Chairman of the Board of Directors and Secretary of Swiss Natural since 1993. From 1982 to 1992, he was the Executive Vice President of Ferrante Enterprises, Inc., a real estate development company which he co-founded. From 1981 to 1985, he was a practicing chiropractor at the Rockland Health Center. Dr. Ferrante has a Doctor of Chiropractic degree from New York Chiropractic College and a BBA degree from Pace University.

     HERBERT M. PAUL is a certified public accountant and an attorney and has been the Chief Financial Officer, President, Assistant Secretary and a Director of Swiss Natural since 1993. Since 1981, Mr. Paul has been the managing partner of Herbert Paul, P.C., a law firm specializing in business and tax matters. Prior to 1981, he was a senior partner at Touche Ross & Co., an international accounting firm which was the predecessor to Deloitte & Touche. Mr. Paul has been a trustee and a professor at New York University as well as a member of various professional committees. Mr. Paul has an MBA degree from the New York University Graduate School of Business, an LLM degree from the New York University Graduate School of Law, a JD degree from Harvard Law School and a BBA degree from Baruch College. Mr. Paul is listed in Who's Who in Finance & Industry, Who's Who in American Law and Who's Who in America.

     JAMES P. MCCANN has been a First Vice President at Paine Webber since 1994, where he is directly responsible for the management of in excess of $240 million of funds. Mr. McCann's responsibilities include fixed income management and equity investments for clients. Mr. McCann has been employed by Paine Webber since 1981 when he graduated from Manhattan College with a B.B.A. degree. Mr. McCann has been a director of Swiss Natural since March 1, 1999.

     KENNETH D. GREENBLATT was employed from 1968 to 1981 at Gilbert Frank Corporation, a privately held textile company where he became President in 1976. In 1981 Gilbert Frank Corporation was purchased by Guilford Mills Incorporated, a public company where Mr. Greenblatt served as Chairman of the Gilbert Frank division until 1987. In 1987 Mr. Greenblatt founded Waverly Converting Inc. a textile company which was purchased by Missbrenner, Inc. where Mr. Greenblatt served as President until 1997. From 1997 to the present, Mr. Greenblatt has been Chairman of the Board of Kenneth John Productions, a Broadway production company which has produced 17 shows winning 23 Tony awards since 1981. Mr. Greenblatt has a BBA degree in Finance from the University of Miami. Mr. Greenblatt is a member of the Presidents Council of the University of Miami, and serves on the Board of Directors of the Helen Hayes Theater.

     DONALD L. ANTLE has since 1987 been founder and President of Antle Enterprises a private beverage industry consulting firm specializing in company sales, mergers and acquisitions, corporate financing, industry expert witness, and new product introductions. Mr. Antle began his beverage career in 1958 with the Seven-Up Bottling Company in Colorado. In 1962 he joined the Dr Pepper Company as a zone manager, in 1964 he became Division manager, and then in 1973 became Vice President of Franchise at the Dr. Pepper Company. In 1982 Mr. Antle became President of Premier Beverages, which marketed the Welch's soft drink brand. Mr. Antle has a BBA degree from the University of Colorado.

     Directors are elected by the stockholders to hold office for a designated period not to exceed one year. Officers and consultants serve at the discretion of the Board.

BOARD OF DIRECTORS

     Directors are elected at the annual meeting of Swiss Natural's stockholders to hold office until the next annual meeting and until their successors are elected and qualified. Officers serve at the discretion of the Board. Directors may receive such compensation for their services as is fixed from time to time by resolution of the Board.

DIRECTOR'S COMPENSATION

     Directors of Swiss Natural currently receive no compensation for their service as such. We anticipate granting directors options to purchase shares of common stock at the initial public offering price as compensation for their services. We do reimburse directors for their reasonable expenses incurred in attending meetings of the Board of Directors.

COMPENSATION OF OFFICERS AND KEY EMPLOYEES

     Each of Swiss Natural's officers has agreed to forego payment for all services performed by them on behalf of Swiss Natural during the period from Swiss Natural's inception until February 28, 1995 pursuant to agreements between Swiss Natural and each of its officers. However, such officers, as well as two employees of Swiss Natural, one of whom is no longer with Swiss Natural, were owed money for services performed for Swiss Natural during the fiscal year ended February 29, 1996 and a portion of the fiscal year ended February 28, 1997. In February, 1998, Dr. Ferrante, Mr. Paul and Mr. Brescio canceled all indebtedness owed to them by Swiss Natural, including all indebtedness for compensation owed to them by Swiss Natural, in exchange for shares of common stock. At that time, Swiss Natural owed $601,737, $152,819 and $93,419 to Dr. Ferrante, Mr. Paul and Mr. Brescio, respectively. Accordingly, in exchange for the cancellation of indebtedness, Swiss Natural issued 527,840, 134,052 and 81,946 additional shares of its common stock to Dr. Ferrante, Mr. Paul and Mr. Brescio, respectively. At present, the only indebtedness of Swiss Natural remaining for accrued and unpaid compensation is to a former employee and stockholder of Swiss Natural in the amount of $101,092.

     We have entered into an employment agreement with Dr. Ralph M. Ferrante pursuant to which Dr. Ferrante has agreed to continue to serve as the chief executive officer of Swiss Natural until February 28, 2002. Dr. Ferrante's employment agreement provides that for the year ended February 29, 2000 he will receive a base salary of $168,000 per annum, a $13,000 payment for medical insurance, a $10,000 payment for life insurance and a $7,200 car allowance; and that for each of the fiscal years ended February 28, 2001 and February 28, 2002 he will receive a ten percent increase from the previous year's base salary, a $13,000 payment for medical insurance, a $12,000 payment for life insurance and a car allowance of $9,600. In addition, for the first five full fiscal years immediately following this offering, Dr. Ferrante shall be granted a bonus of 3,000 common stock purchase options exercisable at $.50 per share for every $50,000 of earnings that Swiss Natural reports in its audited financial statements in excess of earnings of $750,000 before interest, taxes, charges resulting from stock, debenture or stock option issuances and underwriter's consulting fees.

     Herbert Paul has agreed to continue to serve as president and chief financial officer of Swiss Natural. We have also entered into a consulting agreement with Mr. Paul until February 28, 2002. Mr.

Paul's consulting agreement provides that for the year ended February 29, 2000 he will receive consulting fees of $99,750 per annum, a $4,750 allocation for medical insurance and a $4,750 allocation for life insurance; and that for each of the fiscal years ended February 28, 2001 and February 28, 2002 he will receive a ten percent increase from the previous year's consulting fees and a continuation of the allocations for medical and life insurances. For the first five full fiscal years immediately following this offering, Mr. Paul shall be granted a bonus of 3,000 common stock purchase options exercisable at $.50 per share for every $50,000 of earnings that Swiss Natural reports in its audited financial statements in excess of earnings of $750,000 before interest, taxes, charges resulting from stock, debenture or stock option issuances and underwriter's consulting fees.

SUMMARY OF COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation earned in the three fiscal years ended February 28, 1997, 1998 and 1999, by Swiss Natural's Chief Executive Officer and its President (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                                LONG-TERM COMPENSATION
                           ------------------------------------------------   ---------------------------------------------------
                                                                                       AWARDS                     PAYOUTS
                                                                              -------------------------   -----------------------
                                                                              RESTRICTED    SECURITIES
        NAME AND           FISCAL YEAR                         OTHER ANNUAL     STOCK       UNDERLYING      LTIP      ALL OTHER
        PRINCIPAL             ENDED       SALARY     BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS    COMPENSATION
        POSITION           FEBRUARY 28     ($)        ($)          ($)           ($)           (#)          ($)          ($)
        ---------          -----------    ------     -----     ------------   ----------   ------------   -------    ------------
Dr. Ralph Ferrante.           1999       160,000      --           7,200       --            --            --          --
Chairman of the               1998       140,000      --           7,200       --            --            --          --
  Board and Chief             1997       132,000      --          --           --            --            --          --
  Executive Officer
Herbert Paul.............     1999         --         --          99,750       --            --            --          --
  President and Chief         1998         --         --          87,083       --            --            --          --
  Financial Officer           1997         --         --          79,000       --            --            --          --

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted pursuant to the corporate law of the State of Delaware, Swiss Natural's state of incorporation, the Certificate of Incorporation requires that Swiss Natural indemnify its directors and officers against certain liabilities and expenses incurred in their service in such capacities to the fullest extent permitted by applicable law. These provisions would provide indemnification for liabilities arising under the federal securities laws to the extent that such indemnification is found to be enforceable under, and to be in accordance with applicable law. Additionally, Swiss Natural has entered into an indemnity agreement with each director and officer which generally provides that they are indemnified with respect to actions taken in good faith. Furthermore, the personal liability of the directors is limited as provided in Swiss Natural's Certificate of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Swiss Natural pursuant to the foregoing provisions, or otherwise, Swiss Natural has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                      SWISS NATURAL 1999 STOCK OPTION PLAN

     The Swiss Natural 1999 Stock Option Plan was ratified and approved by the Board of Directors of Swiss Natural as of June 30, 1999. The 1999 Stock Option Plan is intended to promote the long term financial interests and growth of Swiss Natural by providing employees, officers, directors, and consultants of Swiss Natural with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with, Swiss Natural and to acquire a proprietary interest in the long-term success of Swiss Natural; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

GENERAL

     The 1999 Stock Option Plan provides for the granting of awards to such officers, other employees, consultants and directors of Swiss Natural and its affiliates as the Board of Directors may select from time to time. A total of 500,000 shares of common stock has been reserved for issuance under the 1999 Stock Option Plan.

     If any shares subject to an award are forfeited, canceled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for the awards under the 1999 Stock Option Plan.

     In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under 1999 Stock Option Plan, then the compensation committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards, (ii) the number and kind of shares of common stock or other property (including cash) issued or issuable in respect of outstanding awards and (iii) the exercise price, grant price, or purchase price relating to any award; provided that, with respect to incentive stock options, such adjustment shall be made in accordance with Section 424(h) of the Code.

ADMINISTRATION

     The 1999 Stock Option Plan will be administered by the compensation committee. The compensation committee has the authority in its sole discretion, subject to and not inconsistent with the express provisions of the 1999 Stock Option Plan, to administer the 1999 Stock Option Plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the 1999 Stock Option Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting Swiss Natural or the financial statements of Swiss Natural (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the 1999 Stock Option Plan and any award; to prescribe, amend and rescind rules and regulations relating to the 1999 Stock Option Plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the 1999 Stock Option Plan.

AWARDS UNDER THE 1999 STOCK OPTION PLAN

     No options have been granted under the 1999 Stock Option Plan. Unless otherwise determined by the compensation committee, options granted pursuant to the 1999 Stock Option Plan will become exercisable ratably over three years commencing on the first anniversary of the date of grant, but in no event may an option be exercised more than 10 years following the date of its grant. The purchase price per share payable upon the exercise of an option will be established by the compensation committee; provided, however, that incentive stock options may not have an exercise price less than the fair market value of a share of common stock on the date of the grant. In addition, Swiss Natural has agreed that if any options are granted prior to the closing of this offering or within 90 days after the closing, the exercise price of the options will be no less than $5.00 per share. The option exercise price is payable by any one of the following methods or a combination thereof:

     * in cash or by personal check, certified check, bank cashier's check or wire transfer;
     * in shares of common stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or
     * by such other method as the compensation committee may from time to time authorize.

     The compensation committee also has the authority to specify, at the time of grant or, with respect to options that are not intended to qualify as incentive stock options ("non-qualified stock options"), at or after the time of grant, that a participant shall be granted a new non-qualified stock option (a "reload option") for a number of shares of common stock equal to the number of shares of common stock surrendered by the participant upon exercise of all or a part of an option in the manner described above, subject to the availability of common stock under the 1999 Stock Option Plan at the time of such exercise; provided, however, that no reload option shall be granted to a non-employee director. Reload options shall be subject to such conditions as may be specified by the compensation committee in its discretion, subject to the terms of the 1999 Stock Option Plan.

EMPLOYMENT ARRANGEMENTS

     Ferrante Employment Agreement. We have entered into an employment agreement with Dr. Ralph M. Ferrante pursuant to which Dr. Ferrante has agreed to continue to serve as the chief executive officer of Swiss Natural until February 28, 2002. Dr. Ferrante's employment agreement provides that for the year ended February 29, 2000 he will receive a base salary of $168,000 per annum, a $13,000 payment for medical insurance, a $10,000 payment for life insurance and a $7,200 car allowance; and that for each of the fiscal years ended February 28, 2001 and February 28, 2002 he will receive a ten percent increase from the previous year's base salary, a $13,000 payment for medical insurance, a $12,000 payment for life insurance and a car allowance of $9,600. In addition, for the first five full fiscal years immediately following this offering, Dr. Ferrante shall be granted a bonus of 3,000 common stock purchase options exercisable at $.50 per share for every $50,000 of earnings that Swiss Natural reports in its audited financial statements in excess of earnings of $750,000 before interest, taxes, charges resulting from stock, debenture or stock option issuances and underwriter's consulting fees.

     Paul Consulting Agreement. Herbert Paul has agreed to continue to serve as president and chief financial officer of Swiss Natural. We have also entered into a consulting agreement with Mr. Paul until February 28, 2002. Mr. Paul's consulting agreement provides that for the year ended February 29, 2000 he will receive consulting fees of $99,750 per annum, a $4,750 allocation for medical insurance and a $4,750 allocation for life insurance; and that for each of the fiscal years ended February 28, 2001 and February 28, 2002 he will receive a ten percent increase from the previous year's consulting fees and a continuation of the allocation for medical and life insurances. For the first five full fiscal years immediately following this offering, Mr. Paul shall be granted a bonus of 3,000 common stock purchase options exercisable at $.50 per share for every $50,000 of earnings that Swiss Natural reports in its audited financial statements in excess of earnings of $750,000 before interest, taxes, charges resulting from stock, debenture or stock option issuances and underwriter's consulting fees.

                              CERTAIN TRANSACTIONS

     Swiss Natural utilizes approximately 1,250 square feet of office space for its corporate headquarters in a facility owned by Dr. Ferrante, Swiss Natural's Chairman of the Board, Chief Executive Officer and principal stockholder. Swiss Natural does not pay rent for the use of its corporate headquarters. Swiss Natural does not have any written agreement with respect to such arrangement.

     As of February 1, 1999, Swiss Natural owed an aggregate amount of $455,527 to A. Donald and Carolyn B. McCulloch, Jr. for loans made by them to Swiss Natural in order to fund Swiss Natural's operations. Mr. McCulloch is a former director and stockholder of Swiss Natural. In February 1999, Swiss Natural paid the McCullochs $75,000 out of the proceeds received by Swiss Natural from its private placement of convertible debentures. In addition, two employees of Swiss Natural paid the McCullochs $95,000 in exchange for the transfer to such employees of 73,643 shares of common stock of Swiss Natural owned by the McCullochs. The McCullochs also forgave $95,000 due to them by Swiss Natural and released Swiss Natural from certain negative covenants.

     The aggregate indebtedness of Swiss Natural to the McCullochs as of June 30, 1999 is $329,008, inclusive of accrued interest. The indebtedness is evidenced by two promissory notes, one in the principal amount of $152,500 plus accrued interest of $7,053, and the other in the principal amount of $169,455. Both promissory notes to the McCullochs mature on the earlier to occur of:

     *  February 10, 2000;

     * ten days after the receipt by Swiss Natural of the proceeds of an initial public offering of its common stock in an amount of at least $10,000,000; or

     * the sale of all or substantially all of the assets of Swiss Natural. Swiss Natural will use a portion of the proceeds of this offering to repay such amount plus all accrued interest thereon.

OTHER TRANSACTIONS

     Dr. Ferrante was previously owed an aggregate of $180,888 by Swiss Natural for compensation due to him on account of services performed for Swiss Natural. As of February 28, 1998 Dr. Ferrante exchanged this indebtedness owed to him by Swiss Natural for 158,673 newly issued shares of common stock.

     Dr. Ferrante was previously owed an aggregate of $420,849 by Swiss Natural for loans made by him to fund the operations of Swiss Natural. As of February 28, 1998 Dr. Ferrante exchanged this indebtedness owed to him by Swiss Natural for 369,167 newly issued shares of common stock.

     Mr. Paul was previously owed an aggregate of $102,599 by Swiss Natural for compensation due to him on account of services performed for Swiss Natural. As of February 28, 1998 Mr. Paul exchanged this indebtedness owed to him by Swiss Natural for 89,999 newly issued shares of common stock.

     Mr. Paul was previously owed an aggregate of $50,220 by Swiss Natural for loans made by him to fund the operations of Swiss Natural. As of February 28, 1998 Mr. Paul exchanged this indebtedness owed to him by Swiss Natural for 44,053 newly issued shares of common stock.

     Mr. Brescio was previously owed an aggregate of $93,419 by Swiss Natural for compensation due to him on account of services performed for Swiss Natural. As of February 28, 1998 Mr. Brescio exchanged this indebtedness owed to him by Swiss Natural for 81,946 newly issued shares of common stock.

     Effective June 30, 1999, Messrs. Ferrante, Paul and Brescio exchanged 1,800,000 shares of common stock of Swiss Natural owned by them for 1,800,000 shares of Series A Preferred Stock. See "Description of Capital Stock -Preferred Stock" for a more detailed description of the terms of such preferred stock.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to Swiss Natural with respect to beneficial ownership of Swiss Natural's common stock as of the date of this prospectus by

     * each stockholder known by Swiss Natural to be the beneficial owner of more than 5% of Swiss Natural's common stock;

     *  each director of Swiss Natural;

     *  the Named Executive Officers; and

     *  all executive officers and directors as a group.

     Except as otherwise indicated, Swiss Natural believes that the beneficial owners of common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Swiss Natural assumes that the underwriter's over-allotment option will not be exercised. In event the underwriter's over-allotment option is exercised, Messrs. Ferrante, Paul and Brescio will hold 1,183,502 shares, 235,537 shares and 161,759 shares, respectively, after the offering. The table does not give effect to 166,667 shares of common stock purchasable by Mr. Rolls upon the exercise of warrants.

                                                      SHARES BENEFICIALLY            SHARES BENEFICIALLY
                NAME AND ADDRESS                    OWNED PRIOR TO OFFERING          OWNED AFTER OFFERING
                 OF BENEFICIAL                      -----------------------          --------------------
                     OWNER                           NUMBER         PERCENT         NUMBER         PERCENT
------------------------------------------------     ------         -------         ------         -------
Ralph M. Ferrante...............................    1,311,302        33.9%         1,311,302        25.9%
c/o Swiss Natural Foods, Inc.
1031 Route 9W
Upper Grandview, NY 10960
Herbert M. Paul.................................      267,937         6.9%           267,937         5.3%
c/o Swiss Natural Foods, Inc.
1031 Route 9W
Upper Grandview, NY 10960
A. Donald & Carolyn B. McCulloch, Jr............      516,156        13.3%           516,156        10.2%
c/o Swiss Natural Foods, Inc.
1031 Route 9W
Upper Grandview, NY 10960
Ernest Rolls....................................      333,334         8.6%           333,334         6.6%
c/o Swiss Natural Foods, Inc.
1031 Route 9W
Upper Grandview, NY 10960
Ronald Brescio..................................      181,559         4.7%           181,559         3.6%
c/o Swiss Natural Foods, Inc.
1031 Route 9W
Upper Grandview, NY 10960
James P. McCann.................................            0           0%                 0           0%
c/o Swiss Natural Foods, Inc.
1031 Route 9W
Upper Grandview, NY 10960
Mario V. Ferrante...............................      275,240         7.1%           275,240         5.4%
c/o Swiss Natural Foods, Inc.
1031 Route 9W
Upper Grandview, NY 10960
All directors and executive officers as a group
  (3 persons)...................................    1,579,239        40.8%         1,579,239        31.2%

     The following table sets forth certain information known to Swiss Natural with respect to beneficial ownership of Swiss Natural's Series A Preferred Stock as of the date of this prospectus by

     * each stockholder known by Swiss Natural to be the beneficial owner of more than 5% of Swiss Natural's Series A Preferred Stock;

     *  each director of Swiss Natural;

     *  the Named Executive Officers; and

     *  all executive officers and directors as a group.

     Except as otherwise indicated, Swiss Natural believes that the beneficial owners of Series A Preferred Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                      SHARES BENEFICIALLY            SHARES BENEFICIALLY
                NAME AND ADDRESS                    OWNED PRIOR TO OFFERING          OWNED AFTER OFFERING
                 OF BENEFICIAL                      -----------------------          --------------------
                     OWNER                           NUMBER         PERCENT         NUMBER         PERCENT
------------------------------------------------     ------         -------         ------         -------
Ralph M. Ferrante.                                  1,268,458        70.5%         1,268,458        70.5%
c/o Swiss Natural Foods, Inc.
1031 Route 9W
Upper Grandview, NY 10960

Herbert M. Paul.................................      355,915        19.8%           355,915        19.8%
c/o Swiss Natural Foods, Inc.
1031 Route 9W
Upper Grandview, NY 10960

Ronald Brescio..................................      175,627         9.7%           175,627         9.7%
c/o Swiss Natural Foods, Inc.
1031 Route 9W
Upper Grandview, NY 10960

All directors and executive officers as a group
  (3 persons)...................................    1,624,373        90.2%         1,624,373        90.2%

                          DESCRIPTION OF CAPITAL STOCK
GENERAL

     The authorized common stock of Swiss Natural consists of 20,000,000 shares, par value $.01 per share. The authorized preferred stock of Swiss Natural consists of 3,000,000 shares, par value $.01 per share. The 3,868,221 currently outstanding shares of Swiss Natural common stock are owned by approximately 70 holders of record. Upon consummation of this offering, 5,068,221 shares of common stock will be issued and outstanding. An additional 1,200,000 shares of common stock will be outstanding if the common stock purchase warrants offered hereby are exercised and an additional 180,000 shares of common stock will be outstanding if the warrants included within the over-allotment option are exercised in full. An additional 120,000 shares of common stock will be outstanding if the 120,000 underwriter's common stock purchase warrants are exercised in full, and an additional 120,000 shares of common stock will be outstanding if the 120,000 warrants which may be acquired upon exercise of the additional 120,000 underwriter's warrants, are exercised in full. An additional 1,800,000 shares of common stock will be outstanding upon conversion of all outstanding shares of the Series A Preferred Stock. The foregoing description of the capital stock excludes shares of common stock issuable upon exercise of the outstanding warrants and upon exercise of the $757,500 aggregate principal amount of the convertible debentures.

COMMON STOCK

     Voting Rights. Each holder of common stock outstanding is entitled to one vote per share on all matters submitted to a vote of Swiss Natural's stockholders, including the election of directors. Holders do not have cumulative voting rights in connection with the election of directors or any other matter.

     Any action that may be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if Swiss Natural receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit Dr. Ferrante and Mr. Paul to take action regarding certain matters without providing other stockholders the opportunity to voice dissenting views or raise other matters.

     Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of Swiss Natural, whether voluntary or involuntary, holders of the common stock are entitled to share ratably in all assets remaining after payment of the debts and other liabilities of Swiss Natural.

     Dividends, distributions and stock splits. Each share of common stock will have an equal and ratable right to receive dividends when, if and as declared from time to time by the board of directors out of funds legally available therefor. Swiss Natural does not anticipate paying cash dividends in the foreseeable future.

     Other provisions. The holders of common stock are not entitled to preemptive rights. There are no redemption or sinking fund provisions applicable to the common stock. Certain principal stockholders have certain rights of first refusal with respect to the transfer and sale by other stockholders of shares of Swiss Natural's common stock.

PREFERRED STOCK

     Messrs. Ferrante, Paul and Brescio have exchanged 1,800,000 shares of common stock owned by them for 1,800,000 shares of Series A Preferred Stock ("Series A Preferred"), a newly issued series of preferred stock. The Series A Preferred is non-redeemable, assignable and carries rights to vote with the common stock on a one-vote-per-share basis. The Series A Preferred is convertible into common stock, at the option of the holder, at any time after the earliest to occur of:

     * the first fiscal year of Swiss Natural or any trailing twelve (12) month period in which Swiss Natural's financial statements show earnings before interest, taxes, charges resulting from stock, debenture or stock option issuances and underwriter's consulting fees have equaled or exceeded $750,000;

     * the date on which the closing price of the common stock of Swiss Natural as reported by the NASDAQ system or its successor, or any national securities exchange on which such stock is listed (or if not so reported, the average of the closing bid and asked prices as furnished by two members of the NASD selected by Swiss Natural for that purpose) is equal to or greater than ten dollars ($10.00) per share;

     * the closing date of any acquisition of all or a portion of the equity securities of Swiss Natural, the acquisition of all or a portion of Swiss Natural's assets, the merger of Swiss Natural with or into another entity regardless of whether Swiss Natural is the surviving entity, or any additional equity financing by Swiss Natural;

     *  five (5) years after the closing date of this offering; or

     * December 31, 1999 if the closing of this offering and the closing of the sale of the over-allotment shares hereunder have not occurred prior to such date.

     The Series A Preferred shall pay a quarterly dividend of two cents ($0.02) per share prior to any other class of stock receiving any dividends, and to participate in dividends declared and paid on the common stock, on an "as-converted"basis. In addition, the Series A Preferred will upon liquidation participate pari passu with the common stock, on an "as-converted" basis. The holders of the Series A Preferred shares shall be protected against dilution of their interest in the common stock into which their shares are convertible upon the occurrence of certain events. If the holders of the Series A Preferred do not receive their quarterly dividends on a timely basis, the amount of such dividend shall accrue and shall be paid in full prior to the payment of any dividends to the holders of common stock.

     If and to the extent that the shares of common stock issuable upon conversion of the Series A Preferred are not includable in a registration statement on the form to be utilized by Swiss Natural, then at the request of the holders thereof, delivered to Swiss Natural, Swiss Natural will prepare and file, at its own expense, one (1) registration statement on such form as required, to enable such holders to resell shares of common stock acquired upon the conversion of the Series A Preferred.

COMMON STOCK PURCHASE WARRANTS

     Each of the common stock purchase warrants being offered hereby entitles the holder thereof to purchase one share of common stock at an exercise price equal to $6.25 per share during a period of three years, commencing
               , 2000 (one year from the effective date of this prospectus). The common stock purchase warrants shall be redeemable by Swiss Natural at a price of $.05 per warrant in the event the closing sales price of the common stock is not less than $7.50 for at least twenty of the thirty consecutive trading days ending on the tenth day prior to the date on which the notice of redemption is given for such warrants.

UNDERWRITERS' WARRANTS

     At the closing of this offering, Swiss Natural will sell to Comprehensive Capital Corporation underwriters' stock warrants to purchase 120,000 shares of common stock and 120,000 underwriters' warrants at an aggregate purchase price of $100. The underwriters' stock warrants will be exercisable to purchase one share of common stock at a price equal to $7.25 per share at any time during the four-year period commencing one year from the effective date of this prospectus. Each of the underwriters' warrants will be exercisable to purchase one underlying warrant at a price equal to $.2175. Each underlying warrant shall be identical to the common stock purchase warrants sold to the public in this prospectus and shall be exercisable at the same price and on the same terms as the common stock purchase warrants. The underwriters' stock warrants expire on
          and the underwriter's warrants expire on           . In the event the
expiration date of the common stock purchase warrants is extended by Swiss Natural, the underwriters' warrants shall be extended until the earlier of the new expiration date of the common stock purchase warrants or five years from the date of this prospectus.

OTHER WARRANTS AND OPTIONS

     Swiss Natural has issued 246,667 warrants to purchase 246,667 shares of common stock at a price of $1.50 per share. Of such warrants, 166,667 are issued to one of the principal stockholders listed in the table set forth under Principal Stockholders.

     All of the warrants previously issued by Swiss Natural are exercisable at any time prior to the earlier to occur of (a) June 14, 2002 or (b) the date which is ten days after the date on which Swiss Natural mails to the holder of the warrant a copy of a preliminary prospectus included in a registration statement which has been filed with the Securities and Exchange Commission for the registration of Swiss Natural's common stock under the Securities Act of 1933, as amended. The warrants are exercisable at a price of $1.50 per share, subject to adjustment to prevent dilution in certain circumstances.

     For the life of the warrant, the holders thereof are given the opportunity to profit from a rise in the market price of Swiss Natural's common stock, which exercise at the time of such rise may result in a dilution of the interests of other stockholders. Swiss Natural may find it more difficult to raise additional equity capital if it should be needed for the business of Swiss Natural while the warrants are outstanding.

CONVERTIBLE DEBENTURES

     In January, 1999 Swiss Natural sold $757,500 principal amount of convertible debentures. The convertible debentures bear interest at a rate of 12% per annum, payable annually. The convertible debentures mature in February, 2001. The holder of any convertible debenture has the right, exercisable at any time up to the maturity of the convertible debenture, at his option, to convert such convertible debenture at the principal amount thereof (or any portion thereof that is an integral multiple of $1,500) into shares of the common stock at a price of $1.50 per share (except that, in the event such convertible debenture shall be called for redemption, such right shall terminate on the close of business on the fifth day immediately preceding the redemption date).

INDEBTEDNESS

     As of June 30, 1999, after the conversion into common stock of all the indebtedness owed by Swiss Natural to Dr. Ferrante, Mr. Paul and Mr. Brescio, Swiss Natural had outstanding debt, notes and interest payable to stockholders in the aggregate amount of $430,100. $329,008 of such indebtedness is owed to A. Donald and Carolyn B. McCulloch, Jr. for loans and accrued interest made by such individuals to Swiss Natural in order to fund Swiss Natural's operations. The two promissory notes evidencing such indebtedness to the McCullochs mature on the earlier to occur of (i) February 10, 2000, (ii) ten days after the receipt of funds by Swiss Natural from an initial public offering in any amount not less than $10,000,000, or (iii) the sale of all or substantially all of the assets of Swiss Natural. Swiss Natural intends to use a portion of the proceeds of this offering to repay such amount plus all accrued interest thereon. See "Use of Proceeds".

CERTAIN ANTI-TAKEOVER EFFECTS OF LAW AND CERTIFICATE OF INCORPORATION

     Following consummation of the offering, Swiss Natural will be subject to the business combination provisions of Section 203 of Delaware corporation law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various business combination transactions with any interested stockholder (in general, a stockholder owning 15% of a corporation's outstanding voting securities) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     * the transaction is approved by the corporation's board of directors prior to the date the stockholder became an interested stockholder;

     * upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     * on or after such date, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of such outstanding voting stock not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     [                              ] has been appointed as transfer agent and
registrar for the common stock.

LISTING

     Swiss Natural has applied for listing of the common stock and the warrants on the Nasdaq SmallCap Market under the symbols "SWIS" and "SWISW" respectively.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the common stock or the warrants. Swiss Natural cannot predict the effect, if any, that sales of shares of the common stock to the public or the availability of shares for sale to the public will have on the market price of the common stock prevailing from time to time.

     Upon consummation of this offering, Swiss Natural will have 5,068,221 shares of common stock outstanding. Of the shares outstanding after this offering, the 1,200,000 shares of common stock sold in this offering and the 180,000 shares offered to the underwriters under the over-allotment option will be freely tradeable without restriction under the Securities Act of 1933, except that shares owned by an affiliate of Swiss Natural will be subject to the volume limitations of Rule 144 under the Securities Act of 1933. As defined in Rule 144, an affiliate of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls or its controlled by, or is under common control with, such issuer.

     The remaining 3,688,221 shares of common stock will be restricted securities (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including the exemption provided by Rule 144 under the Securities Act. Substantially all of the holders of such shares of common stock have registration rights which entitle them under certain circumstances to register their shares for resale in the event Swiss Natural proposes to register additional shares of common stock in the future.

     Subject to the foregoing and to the lock-up agreements described below, under Rule 144 as currently in effect, a stockholder, including an affiliate, who has beneficially owned his or her restricted shares for at least one year from the date they were acquired from Swiss Natural or an affiliate of Swiss Natural may sell, within any three-month period, a number of such shares that does not exceed certain volume restrictions, provided that certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed from the date any restricted shares were acquired from Swiss Natural or an affiliate, a stockholder that is not an affiliate of Swiss Natural at the time of sale and that has not been an affiliate for at least three months prior to the sale is entitled to sell those shares without compliance with the requirements of Rule 144 set forth above. An affiliate of Swiss Natural, however, must comply with the volume restrictions and the other requirements referred to above.

     Except for the holders of 180,000 shares offered to the underwriter pursuant to the over-allotment option and the holders of the 1,200,000 shares offered to the public in this offering, the holders of all other outstanding shares of common stock are subject to the underwriters' lockup restrictions. Pursuant to the lockup, the holders have agreed not to sell, transfer, hypothecate or convey, without the written consent of Comprehensive Capital Corporation, by registration or otherwise, (i) one third of their shares for a period of at least one year from the effective date of this prospectus, (ii) one third of their shares for a period of at least eighteen months from the effective date of this prospectus, and (iii) the balance of their shares for a period of at least two years from the effective date of this prospectus. In addition, the holders have agreed not to sell, transfer, hypothecate or convey their shares for any longer period as may be required by NASDAQ. Any such stockholder may however transfer his or her stock in a transaction not involving a public offering including a transfer to a member of his family or in the event of death, by will or operation of law, provided that any such transferee shall agree, as a condition to such transfer, to be bound by such restrictions. The foregoing lock-up restrictions will not apply to grants or awards under the 1999 Stock Option Plan or to shares sold to the underwriters to cover over-allotments. If the 180,000 over-allotment shares are not purchased by the underwriters, such shares will not be subject to the underwriters' lockup restrictions.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, the underwriters named below, acting through Comprehensive Capital Corporation as representative, have severally agreed to purchase from Swiss Natural, and Swiss Natural has agreed to sell, an aggregate of 1,200,000 shares of common stock and 1,200,000 common stock purchase warrants. The underwriters' obligations to pay for and accept delivery of the shares of common stock and warrants are subject to certain conditions set forth in the underwriting agreement, including, but not limited to, satisfactory completion of due diligence, delivery of a comfort letter from Swiss Natural's auditors, receipt of an opinion of Swiss Natural's counsel and other closing conditions. The underwriters are committed to purchase all of the shares of common stock and warrants if any securities are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

                        UNDERWRITERS
                        ------------
Comprehensive Capital Corporation...........................
                                                                  ---------
     Total..................................................
                                                                  ---------
                                                                  ---------

     The underwriters propose to offer the shares of common stock and warrants to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, who are members of the NASD, at such price less an underwriting discount of 10% of the public offering price, or $
per share and $         per warrant. The underwriters may allow a concession of
$         per share and $         per warrant to dealers that are members of the
NASD. Comprehensive Capital Corporation may permit dealers to reallow to other
dealers securities and receive a reallowance of $         per share and
$         per warrant. Until completion of this offering, the public offering price, the underwriting discount, concession and reallowances will not be changed.

     Swiss Natural has agreed to pay Comprehensive Capital Corporation a non-accountable expense allowance of 3% of the aggregate offering price of the securities sold in this offering (including any shares of shares and warrants purchased pursuant to the over-allotment option), of which $15,000 has been paid by Swiss Natural to Comprehensive Capital Corporation to cover a portion of the due diligence expenses and underwriting costs related to this offering.

     Swiss Natural has agreed to indemnify the underwriters against liabilities under the Securities Act of 1933 in connection with this offering.

     Messrs. Ferrante, Paul and Brescio have granted to the underwriters an option, exercisable during the 45-day period after the date of this prospectus, to purchase up to 180,000 additional shares of the common stock owned by them at the public offering price, less underwriting discounts and a pro rata portion of the non-accountable expense allowance. Specifically, Mr. Ferrante has granted an option to purchase 127,800 shares, Mr. Paul has granted an option to purchase 32,400 shares and Mr. Brescio has granted an option to purchase19,800 shares to the underwriter. Swiss Natural has granted to the underwriters an option, exercisable during the 45-day period after the date of this prospectus, to purchase up to 180,000 additional common stock purchase warrants at the public offering price, less underwriting discounts and a pro rata portion of the non-accountable expense allowance. The underwriters may exercise these options solely to cover over-allotments, if any, made in the sale of the securities offered hereby and may not exercise one of the options without exercising the other option. Generally, to the extent that these options are exercised, each underwriter will become obligated to purchase approximately the same percentage of such additional securities as the percentage of securities it was originally obligated to purchase as set forth above. If the underwriters exercise the over-allotment option in full, the total gross public offering price will be
$         , the total underwriting discounts will be $         and the total
proceeds to Swiss Natural and the selling security holders will be $         and
$         , respectively.

     Prior to this offering, there has been no public market for the common stock or warrants. Accordingly, the public offering price for the securities was determined by negotiation between Swiss Natural and Comprehensive Capital Corporation. Among the factors considered in determining the public offering price were the services, the experience of management, the economic conditions of Swiss Natural's industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to Swiss Natural and other relevant factors. There can be no assurance, however, that the prices at which the common stock and warrants will sell in the public market after this offering will not be lower than the price at which the shares of common stock and warrants are sold by the underwriters.

     The underwriting agreement also provides that Comprehensive Capital Corporation shall have the right to designate a non-voting advisor to the Board of Directors of Swiss Natural, which advisor shall be acceptable to Swiss Natural, for a period of two years after the effective date of this prospectus. Said designee shall attend meetings of the Board of Directors and shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings.

     Swiss Natural has agreed to sell to Comprehensive Capital Corporation or its designees, for nominal consideration, the underwriter's common stock purchase warrants to purchase an aggregate of 120,000 shares of common stock at a price of $7.25 per share, and the underwriter's warrants to purchase an additional 120,000 warrants at a price of $.2175 per warrant, which warrants are exercisable to purchase an additional 120,000 shares of common stock at 100% of the then effective exercise price of the publicly held warrants. The shares of common stock and warrants subject to the underwriter's warrants will be identical to the shares of common stock and warrants offered to the public hereby in all respects. All of the underwriter's warrants will be exercisable for a four-year period commencing one year after the date of the consummation of this offering, except that the underlying warrant will expire the same date as the termination date or redemption date of the publicly-held warrants. During the period beginning on the date of exercise and ending five years thereafter, Swiss Natural has agreed to maintain a current registration statement with respect to the underwriter's warrants and the underlying common stock. The underwriter's warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of securities that may be purchased upon the occurrence of specified certain specified events.

     The underwriting agreement also provides that commencing twelve months after the effective date of this prospectus, Swiss Natural will pay an amount equal to five (5%) percent of the aggregate exercise price of each warrant exercised to each dealer who solicited the exercise (which may also be Comprehensive Capital Corporation) provided that:

     * the market price of the common stock on the date the warrant was exercised was greater than the warrant exercise price on that date;

     * exercise of the warrant was solicited by a member of the NASD and the NASD member is designated in writing by the warrantholder;

     * the warrant was not held in a discretionary account;

     * disclosure of compensation arrangements was made both at the time of the offering and at the time of the exercise of the warrant; and

     * the solicitation of the exercise of the warrant was not in violation of Regulation M promulgated under the Securities Exchange Act of 1934, as amended.

     Upon the closing of this offering, Swiss Natural shall enter into a financial consulting agreement with Comprehensive Capital Corporation pursuant to which Comprehensive Capital Corporation shall receive a consulting fee in an amount equal to two (2%) percent of the total dollar amount of the securities sold in this offering less those consulting and other fees previously paid (including securities sold pursuant to the over-allotment option, to the extent exercised) for consulting services which shall be rendered by Comprehensive Capital Corporation for a period of two (2) years from the date of this prospectus. Such consulting services shall include, but shall not be limited to, advising Swiss Natural in connection with possible acquisition opportunities, advising Swiss Natural regarding shareholder relations including the preparation of the annual report and other releases, assisting in long-term financial planning, advising Swiss Natural in connection with corporate reorganizations, expansion and capital structure, and other financial assistance. Such consulting fee, less amounts previously paid, shall be paid in full in advance at the closing of this offering.

     The underwriting agreement also provides that if Swiss Natural shall, within two (2) years from the effective date of this prospectus, enter into any agreement or understanding with any person or entity introduced by Comprehensive Capital Corporation involving any of the following transactions which were originated by Comprehensive Capital Corporation:

     * the sale of all or substantially all of the assets of Swiss Natural,

     * the merger or consolidation of Swiss Natural (other than a merger or consolidation effected for the purpose of changing Swiss Natural's domicile) with another entity, or

     * the acquisition by Swiss Natural of the assets or stock of another business entity, which agreement or understanding is thereafter consummated, whether or not during such two (2) year period.

     Swiss Natural, upon such consummation, shall pay to Comprehensive Capital Corporation an amount equal to the following percentages of the consideration paid by Swiss Natural in connection with such transaction: 5% of the first $1,000,000, or portion thereof, of such consideration; 4% of the second $1,000,000, or portion thereof, of such consideration; and 3% of such consideration in excess of the first $2,000,000 of such consideration. The fees payable to Comprehensive Capital Corporation will be in the same form of consideration as that paid by or to Swiss Natural, as the case may be, in any such transactions.

     Until the distribution of securities in this offering is completed, the rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase the securities. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purchases for the purpose of maintaining the price of the securities. If the underwriters create a short position in the securities in connection with this offering, i.e., if they sell more shares of common stock or warrants than are set forth on the cover page of this prospectus, the underwriters may reduce the short position by purchasing common stock or warrants in the open market. Comprehensive Capital Corporation may also elect to reduce any short position by exercising all or part of the over-allotment option described above. In addition, Comprehensive Capital Corporation may impose a penalty bid on certain underwriters and selling group members. This means that if Comprehensive Capital Corporation purchases shares of common stock or warrants in the open market to reduce the underwriters' short position or to stabilize the price of the common stock or warrants, it may reclaim the amount of the selling concession from the underwriters and selling group members that sold those securities as part of this offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discouraged resales of that security. Neither Comprehensive Capital Corporation nor any of the underwriters makes any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither Comprehensive Capital Corporation nor any of the underwriters makes any representations that Comprehensive Capital Corporation or any such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The underwriters have informed Swiss Natural that sales to any account over which the underwriters exercise discretionary authority will not exceed 1% of this offering.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for Swiss Natural by Lehman & Eilen LLP, Uniondale, New York. Lester Morse P.C., Great Neck, New York will pass upon certain legal matters for the Underwriters. Hank Gracin, Esq., counsel to Lehman & Eilen, owns 1,500 shares of the common stock.

                                    EXPERTS

     The financial statements of Swiss Natural as of February 28, 1999 and for each of the two years in the period ended February 28, 1999 included in this Prospectus and in this Registration Statement have been included herein in reliance upon the report of Goldstein Golub Kessler LLP, independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     Swiss Natural has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock and warrants offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to Swiss Natural and the common stock and warrants offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the Registration Statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Swiss Natural, that file electronically with the Commission.

     Swiss Natural intends to provide its stockholders with annual reports containing financial statements audited by an independent accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.

                           SWISS NATURAL FOODS, INC.
                         INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITOR'S REPORT..................................................      F-2

FINANCIAL STATEMENTS:

  Balance Sheet at February 28, 1999 and June 30, 1999 (unaudited)............      F-3

  Statement of Operations for the Years Ended February 28, 1998 and 1999 and
     the Four-month Periods Ended June 30, 1998 and 1999 (unaudited)..........      F-4

  Statement of Stockholders' Deficiency for the Years Ended February 28, 1998
     and 1999 and the Four-month Period Ended June 30, 1999 (unaudited).......      F-5

  Statement of Cash Flows for the Years Ended February 28, 1998 and 1999 and
     the Four-month Periods Ended June 30, 1998 and 1999 (unaudited)..........      F-6

  Notes to Financial Statements...............................................  F-7 - F-11

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders of
Swiss Natural Foods, Inc.

We have audited the accompanying balance sheet of Swiss Natural Foods, Inc. as of February 28, 1999, and the related statements of operations, stockholders' deficiency, and cash flows for each of the two years in the period ended February 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Swiss Natural Foods, Inc. as of February 28, 1999, and the results of its operations and its cash flows for each of the two years in the period ended February 28, 1999 in conformity with generally accepted accounting principles.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 7, 1999, except for Note 13, as to which the date is August 18, 1999

                           SWISS NATURAL FOODS, INC.

                                 BALANCE SHEET

                                                                    FEBRUARY 28,        JUNE 30,
                                                                       1999               1999
                                                                    ------------       ------------
                                                                                       (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.....................................     $  530,729         $  360,962
  Accounts receivable, less allowance for doubtful accounts of
     $19,000....................................................        227,038            392,571
  Inventory.....................................................        332,609            408,638
  Other current assets..........................................         12,913             35,165
                                                                     ----------         ----------
          TOTAL CURRENT ASSETS..................................      1,103,289          1,197,336
Property and Equipment, at cost, less accumulated depreciation
  and amortization of $75,028 and $83,249, respectively                  76,514            111,275
Trademarks, less accumulated amortization of $34,521 and
  $35,517, respectively.........................................          3,990              2,994
Debt Placement Fees, less accumulated amortization of $5,707 and
  $28,535, respectively.........................................        131,261            108,433
Deferred Offering Costs.........................................        --                  40,050
Deferred Income Tax Asset, net..................................        --                 --
Other Assets....................................................        --                  26,150
                                                                     ----------         ----------
          TOTAL ASSETS                                               $1,315,054         $1,486,238
                                                                     ----------         ----------
                                                                     ----------         ----------

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
  Accounts payable and accrued expenses.........................     $  655,169         $  735,879
  Debt and interest payable -- stockholder......................        322,908            329,008
                                                                     ----------         ----------
          TOTAL CURRENT LIABILITIES.............................        978,077          1,064,887
Convertible Subordinated Debentures.............................        757,500            757,500
Compensation Payable............................................        101,092            101,092
                                                                     ----------         ----------
          TOTAL LIABILITIES.....................................      1,836,669          1,923,479
                                                                     ----------         ----------
Commitments
Stockholders' Deficiency:
  Preferred stock -- Series A, $.01 par value; authorized
     3,000,000 shares, issued and outstanding 1,800,000
     shares.....................................................        --                  18,000
  Common stock -- $.01 par value; authorized 20,000,000 shares, issued and outstanding 5,668,221 and $3,868,221 shares,
     respectively...............................................         56,682             38,682
  Additional paid-in capital....................................      1,996,128          1,996,128
  Accumulated deficit...........................................     (2,574,425)        (2,490,051)
                                                                     ----------         ----------
          STOCKHOLDERS' DEFICIENCY..............................       (521,615)          (437,241)
                                                                     ----------         ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY........     $1,315,054         $1,486,238
                                                                     ----------         ----------
                                                                     ----------         ----------

                       See Notes to Financial Statements

                           SWISS NATURAL FOODS, INC.

                            STATEMENT OF OPERATIONS

                                                  YEAR ENDED                FOUR-MONTH PERIOD ENDED
                                                 FEBRUARY 28,                      JUNE 30,
                                          --------------------------       -------------------------
                                             1998            1999             1998           1999
                                          -----------     ----------       ----------     ----------
                                                                                   (UNAUDITED)
Net sales..............................   $ 2,324,189     $3,005,872       $  917,433     $1,476,861
Cost of sales..........................     1,941,074      2,001,701          604,291        849,397
                                          -----------     ----------       ----------     ----------
Gross profit...........................       383,115      1,004,171          313,142        627,464
                                          -----------     ----------       ----------     ----------
Expenses:
     General and administrative........       834,679        871,057          233,536        310,953
     Selling and promotional...........       508,401        502,652           99,572        177,335
     Product development...............        12,602         30,895           23,637          1,441
                                          -----------     ----------       ----------     ----------
                                            1,355,682      1,404,604          356,745        489,729
                                          -----------     ----------       ----------     ----------
Income (loss) from operations..........      (972,567)      (400,433)         (43,603)       137,735
Other income...........................        23,036         11,079            4,291          5,949
Interest expense.......................       (80,759)       (50,062)         (12,900)       (59,310)
                                          -----------     ----------       ----------     ----------
Net income (loss)......................   $(1,030,290)    $ (439,416)      $  (52,212)    $   84,374
                                          -----------     ----------       ----------     ----------
                                          -----------     ----------       ----------     ----------
Income (loss) per common share --
  basic................................   $      (.21)    $     (.08)      $     (.01)    $      .01
                                          -----------     ----------       ----------     ----------
                                          -----------     ----------       ----------     ----------
Weighted-average number of common
  shares outstanding -- basic..........     4,891,002      5,668,221        5,668,221      5,668,221
                                          -----------     ----------       ----------     ----------
                                          -----------     ----------       ----------     ----------

                       See Notes to Financial Statements

                           SWISS NATURAL FOODS, INC.

                     STATEMENT OF STOCKHOLDERS' DEFICIENCY

                   YEARS ENDED FEBRUARY 28, 1998 AND 1999 AND
             THE FOUR-MONTH PERIOD ENDED JUNE 30, 1999 (UNAUDITED)

                                   PREFERRED STOCK           COMMON STOCK        ADDITIONAL
                                 --------------------    ---------------------     PAID-IN     ACCUMULATED
                                  SHARES      AMOUNT       SHARES      AMOUNT      CAPITAL       DEFICIT        TOTAL
                                 ---------   --------    ----------   --------   -----------   -----------   -----------
Balance at February 28, 1997...     --          --        4,712,449   $ 47,124   $  845,466    $(1,104,719)  $  (212,129)
Issuance of common stock
  through private placement
  transaction..................     --          --          211,934      2,120      215,125        --            217,245
Conversion of notes and
  compensation payable into
  common stock.................     --          --          743,838      7,438      840,537        --            847,975
Net loss.......................     --          --           --          --          --        (1,030,290)    (1,030,290)
                                 ---------   --------    ----------   --------   -----------   -----------   -----------
Balance at February 28, 1998...     --          --        5,668,221     56,682    1,901,128    (2,135,009)      (177,199)
Forgiveness of debt and
  interest payable --
  stockholder..................     --          --           --          --          95,000        --             95,000
Net loss.......................     --          --           --          --          --          (439,416)      (439,416)
                                 ---------   --------    ----------   --------   -----------   -----------   -----------
Balance at February 28, 1999...     --          --        5,668,221     56,682    1,996,128    (2,574,425)      (521,615)
Exchange of 1,800,000 common
  shares for 1,800,000
  preferred shares
  (unaudited)..................  1,800,000   $ 18,000    (1,800,000)   (18,000)      --            --            --
Net income (unaudited).........     --          --           --          --          --            84,374         84,374
                                 ---------   --------    ----------   --------   -----------   -----------   -----------
Balance at June 30, 1999
  (unaudited)..................  1,800,000   $ 18,000     3,868,221   $ 38,682   $1,996,128    $(2,490,051)  $  (437,241)
                                 ---------   --------    ----------   --------   -----------   -----------   -----------
                                 ---------   --------    ----------   --------   -----------   -----------   -----------

                       See Notes to Financial Statements

                           SWISS NATURAL FOODS, INC.

                            STATEMENT OF CASH FLOWS

                                                     YEAR ENDED              FOUR-MONTH PERIOD ENDED
                                                    FEBRUARY 28,                     JUNE 30,
                                              -------------------------      ------------------------
                                                 1998           1999            1998          1999
                                              -----------    ----------      ----------    ----------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
Net income (loss)...........................  $(1,030,290)   $ (439,416)     $  (52,212)   $   84,374
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Depreciation and amortization.............       26,712        28,826           9,220         9,217
  Amortization of debt placement fees.......      --              5,707                        22,828
  Accrued interest..........................       80,759        37,381          12,900         6,100
  Changes in operating assets and
     liabilities:
     Decrease in funds held in escrow.......      919,599        --              --            --
     (Increase) decrease in accounts
       receivable...........................       94,090      (179,880)       (141,780)     (165,533)
     Increase in inventory..................      (38,936)     (118,819)        (92,926)      (76,029)
     Increase in other current assets.......      --             (9,512)        (10,522)      (22,252)
     (Increase) decrease in other assets....      (15,459)       16,093          16,093       (26,150)
     Increase in accounts payable and
       accrued expenses.....................      226,334       319,466         107,474        80,710
     Decrease in compensation payable.......      (74,607)       --              --            --
                                              -----------    ----------      ----------    ----------
     NET CASH PROVIDED BY (USED IN)
       OPERATING ACTIVITIES.................      188,202      (340,154)       (151,753)      (86,735)
                                              -----------    ----------      ----------    ----------
Cash used in investing activity -- purchases
  of property and equipment.................      (37,709)      (38,737)         (3,579)      (42,982)
                                              -----------    ----------      ----------    ----------
Cash flows from financing activities:
  Proceeds from issuance of convertible
     subordinated debentures................      --            757,500          --            --
  Payment for debt placement fees...........      --           (136,968)         --            --
  Deferred offering costs...................      --             --              --           (40,050)
  Net proceeds from issuance of common
     stock..................................      217,245        --              --            --
  Payments of notes payable --
     stockholders...........................     (100,872)      (75,000)         --            --
                                              -----------    ----------      ----------    ----------
     NET CASH PROVIDED BY (USED IN)
       FINANCING ACTIVITIES.................      116,373       545,532          --           (40,050)
                                              -----------    ----------      ----------    ----------
Net increase (decrease) in cash and cash
  equivalents...............................      266,866       166,641        (155,332)     (169,767)
Cash and cash equivalents at beginning of
  period....................................       97,222       364,088         364,088       530,729
                                              -----------    ----------      ----------    ----------
Cash and cash equivalents at end of
  period....................................  $   364,088    $  530,729      $  208,756    $  360,962
                                              -----------    ----------      ----------    ----------
                                              -----------    ----------      ----------    ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
     Income taxes...........................  $       661    $    1,150      $      730    $      380
                                              -----------    ----------      ----------    ----------
                                              -----------    ----------      ----------    ----------
Interest to stockholders....................  $    50,874    $      -0-      $      -0-    $      -0-
                                              -----------    ----------      ----------    ----------
                                              -----------    ----------      ----------    ----------
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING
  ACTIVITIES:
Forgiveness of debt and interest payable --
  stockholder...............................  $       -0-    $   95,000      $      -0-    $      -0-
                                              -----------    ----------      ----------    ----------
                                              -----------    ----------      ----------    ----------

                       See Notes to Financial Statements

                           SWISS NATURAL FOODS, INC.
                         NOTES TO FINANCIAL STATEMENTS
          (ALL INFORMATION PERTAINING TO THE FOUR-MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF
   SIGNIFICANT ACCOUNTING POLICIES:

Swiss Natural Foods, Inc. (the "Company") was incorporated on April 22, 1993 in the State of Delaware. The Company's principal business activity involves the production and sale of refreshment drinks (the "Product").

The financial information included herein as of June 30, 1999 and for the four-month periods ended June 30, 1998 and 1999 is unaudited. Such information reflects all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows of the interim periods. The results of operations for the four-month periods ended June 30, 1998 and 1999 are not necessarily indicative of the results for the full years.

The Company uses one independent outside bottler to handle all of its production needs. The Company sells the Product directly to independent distributors who in turn distribute the Product to the outside market, primarily in the New York, New Jersey and Connecticut Tri-State Area. The Company also supplies the Product under a private label program to a nationally franchised restaurant chain comprised of approximately 750 restaurants. For the years ended February 28, 1998 and 1999, 83% and 81%, respectively, of the Company's sales, were to one customer. For the four-month periods ended June 30, 1998 and 1999, 82% and 63%, respectively, of the Company's sales were to one customer.

Inventory is stated at the lower of cost, determined by the first-in, first-out method, or market.

Depreciation of property and equipment is being provided for by the straight-line method over the estimated useful lives of the assets.

Trademarks are being amortized by the straight-line method over a period of 60 months.

Cash equivalents consist of a money market account.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Sales are recorded as the product is shipped.

Costs incurred for advertising are expensed as incurred and included in selling and promotional expenses in the accompanying statement of operations. Advertising expenses amounted to $92,376 and $11,792 for the years ended February 28, 1998 and 1999, respectively. For the four-month periods ended June 30, 1998 and 1999, advertising expenses amounted to $142 and $1,145, respectively.

Deferred offering costs represent costs attributable to a proposed initial public offering (the "IPO"). The Company intends to offset these costs against the proceeds from this transaction. In the event that such offering is not completed, these costs will be charged to operations.

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.

Basic income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Shares to be issued upon the conversion of the subordinated debentures are not included in the computation of loss per share as their effect is antidilutive for all periods presented.

                           SWISS NATURAL FOODS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
          (ALL INFORMATION PERTAINING TO THE FOUR-MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2. INVENTORY:

Inventory consists of the following:

                                                                   FEBRUARY 28,          JUNE 30,
                                                                      1999                 1999
                                                                   ------------         ------------
                                                                                        (UNAUDITED)
Raw materials..................................................      $124,570             $107,717
Finished goods.................................................       208,039              300,921
                                                                     --------             --------
                                                                     $332,609             $408,638
                                                                     --------             --------
                                                                     --------             --------

3. PROPERTY AND EQUIPMENT:

Property and equipment, at cost, consists of the following:

                                                   FEBRUARY 28,          JUNE 30,            ESTIMATED
                                                      1999                 1999              USEFUL LIFE
                                                   ------------         ------------         -----------
                                                                        (UNAUDITED)
Machinery and equipment.........................     $116,014             $157,184              5 years
Office equipment................................       20,378               22,190              5 years
Leasehold improvements..........................       10,185               10,185              5 years
Furniture and fixtures..........................        4,965                4,965              5 years
                                                     --------             --------            ---------
                                                      151,542              194,524
Less accumulated depreciation and
  amortization..................................       75,028               83,249
                                                     --------             --------
                                                     $ 76,514             $111,275
                                                     --------             --------
                                                     --------             --------

4. DEBT AND INTEREST PAYABLE -- STOCKHOLDER:

Debt and interest payable -- stockholder consist of two notes payable to a stockholder, one in the principal amount of $152,500 on which interest accrues at 12% per annum. The other is the principal amount of $169,455 which bears no interest. Both notes payable are due the earlier of February 10, 2000 or as defined in the agreements.

5. PRIVATE PLACEMENTS:

On January 29, 1999, the Company issued convertible subordinated debentures (the "Debentures"), in the amount of $757,500, that mature in February 2001. Interest is payable on the principal amount at 12% per annum, payable in arrears, on the last day of each calendar year. The Debentures may be redeemed, at the option of the Company, in whole or part at anytime, at a price equal to the principal amount plus any unpaid accrued interest. The holders of the Debentures may convert the principal amount into common stock of the Company, at any time prior to maturity or redemption, at a price of $1.50 per share. In connection with the issuance of these Debentures, the Company incurred debt placement fees of $136,968 which are being amortized on the straight-line basis over the term of the Debentures. As of February 28, 1999 and for the four-month period ended June 30, 1999, $5,707 and $22,828, respectively, of amortization was recorded as interest expense in the accompanying statement

                           SWISS NATURAL FOODS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
          (ALL INFORMATION PERTAINING TO THE FOUR-MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)
of operations. The payment of the Debentures is subordinated to any bank, financial institution engaged in lending money, insurance company or similar institution.

During the year ended February 28, 1998, as part of a private placement, the Company completed the sale of 211,934 shares of common stock. The Company received net proceeds of $217,245 after incurring fees of $40,332 associated with raising these funds. These costs have been shown as a reduction of additional paid-in capital.

6. COMPENSATION PAYABLE:

For the year ended February 28, 1997 and prior, a former employee/stockholder of the Company has not been paid his entire salary. The Company has accrued compensation payable, in the amount of $101,092. The Company has an informal arrangement whereby this individual has agreed not to demand repayment before one year from the date of the financial statements.

7. INCOME TAXES:

At February 28, 1999, the Company had net operating loss carryforwards for both financial reporting and income tax purposes of approximately $2,165,000, which are available to offset future federal, state and local taxable income. The carryforwards resulted in a deferred tax asset of approximately $736,000 at February 28, 1999 for which the Company has provided a full valuation allowance due to the uncertainty about future realization of this tax benefit. Utilization of the net operating loss carryforwards may be limited based upon the ownership changes relating to the IPO.

8. INTEREST EXPENSE:

Interest expense consists of the following:

                                                 YEAR ENDED                 FOUR-MONTH PERIOD ENDED
                                                FEBRUARY 28,                       JUNE 30,
                                           -----------------------          -----------------------
                                            1998            1999             1998            1999
                                           -------         -------          -------         -------
                                                                                  (UNAUDITED)
Debentures..............................     --            $ 6,973            --            $30,382
Stockholder.............................   $80,759          37,382          $12,900           6,100
Amortization of debt placement fees.....     --              5,707            --             22,828
                                           -------         -------          -------         -------
                                           $80,759         $50,062          $12,900         $59,310
                                           -------         -------          -------         -------
                                           -------         -------          -------         -------

9. WARRANTS:

The Company has 246,667 warrants outstanding to purchase an equal amount of the Company's common stock at an exercise price of $1.50 per share. These warrants are exercisable at the earlier of June 14, 2002, subject to antidilution provisions, or 10 days after the date on which the Company mails to the warrantholders a copy of the preliminary prospectus included in a Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933.

                           SWISS NATURAL FOODS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
          (ALL INFORMATION PERTAINING TO THE FOUR-MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

10. COMMITMENTS:

In the normal course of business, the Company may from time to time have commitments to purchase preprinted custom packaging materials from certain vendors. At February 28, 1999, these commitments totaled approximately $65,000.

11. RELATED PARTY TRANSACTIONS:

Included in professional fees and costs associated with the private placements are legal fees paid to a relative of one of the principal stockholders. For the years ended February 28, 1998 and 1999, this amounted to approximately $30,000 and $80,000, respectively. Of the $80,000 paid during the year ended February 28, 1999, $50,000 relates to the private placements and is included in debt placement fees on the balance sheet. For both of the four-month periods ended June 30, 1998 and 1999, professional fees paid to this individual amounted to $10,000.

In addition, approximately $95,000 was paid to a stockholder for professional services rendered during each of the years ended February 28, 1998 and 1999. For each of the four-month periods ended June 30, 1998 and 1999, approximately $32,000 was paid to this stockholder for professional services.

The Company occupies office space that is owned by the principal stockholder. There were no amounts paid as rent expense for the years ended February 28, 1998 and 1999, nor for the four-month periods ended June 30, 1998 and 1999.

12. INITIAL PUBLIC OFFERING:

The Company is in the process of filing a registration statement on Form SB-2 under the Securities Act of 1933. The registration statement contemplates an offering of 1,200,000 shares of common stock at an offering price of $5.00 and 1,200,000 warrants at an offering price of $.15 per warrant. Each warrant will entitle the holder to purchase one share of common stock at an exercise price equal to 125% of the offering price. The warrants will be exercisable for three years commencing one year from the effective date of the prospectus.

13. SUBSEQUENT EVENTS:

As of March 1, 1999, the Company entered into an employment agreement with a key employee and a consulting agreement with a stockholder, each for a three-year period ending February 28, 2002. The employment agreement includes a base compensation of $168,000 per annum with additional benefits as defined in the agreement. The consulting agreement includes compensation of $99,750 per annum with additional compensation as defined in the agreement. Both agreements include a 10% increase in compensation during the second and third years. Additionally, both agreements include a bonus of common stock purchase options based upon the Company meeting certain earnings levels as defined in the agreements.

In August 1999, effective as of June 30, 1999, several major stockholders exchanged 1,800,000 shares of common stock for the same amount of Series A Preferred Stock (the "Preferred Stock"). The Preferred Stock is nonredeemable, assignable and carries rights to vote with the common stock on a one-vote-per-share basis. The Preferred Stock will, upon liquidation, participate pari passu with the common stock on an "as converted" basis. The holders of the Preferred Stock are entitled to receive a quarterly dividend of $.02 per share prior to any other dividends. The Preferred Stock is convertible into common stock at the option of the holder at any time if the Company meets certain earnings

                           SWISS NATURAL FOODS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
          (ALL INFORMATION PERTAINING TO THE FOUR-MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

levels and other criteria, as defined in the agreement, or at the earlier of five years after the date of the IPO or December 31, 1999 if the IPO is not completed.

The board of directors of the Company has approved the 1999 Stock Option Plan (the "Plan"). All employees, officers, directors and consultants are eligible to participate in the Plan.

The board of directors has increased the number of authorized shares of common stock from 7,500,000 to 20,000,000 shares.

YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON STOCK AND WARRANTS ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK AND WARRANTS.

                             ---------------------


                     DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL           , 1999, ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER
A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                           SWISS NATURAL FOODS, INC.

                        1,200,000 Shares of Common Stock
                            and 1,200,000 Redeemable
                         Common Stock Purchase Warrants

                                ---------------
                                   PROSPECTUS
                                ---------------


                             Comprehensive Capital
                                  Corporation



                                 August , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated certificate of incorporation and by-laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

     In accordance with Section 102(a)(7) of the GCL, the certificate of incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damage for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7) of the GCL.

     The Registrant has entered into indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.19, to which reference is hereby made.

     Reference is made to Section 9 of the underwriting agreement (Exhibit 1.1) which provides for indemnification by the underwriter of the Registrant, its officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses (other than
underwriting discounts, consulting fees and the underwriters   % non-accountable
expense allowance) payable by the Registrant in connection with the issuance and distribution of the securities being registered. Except for the SEC and NASD filing fees, all expenses have been estimated and are subject to future contingencies.

    SEC registration...................................................    $ 4,831.00
    NASD fee...........................................................
    Nasdaq Listing Fees................................................
    Legal fees and expenses............................................
    Printing and engraving expenses....................................
    Accounting fees and expenses.......................................
    Blue sky fees and expenses.........................................
    Transfer agent and registrar fees and expenses.....................
    Miscellaneous......................................................
    Total..............................................................    $

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Since June 30, 1996, the Registrant has issued unregistered securities in the transactions described below:

     In February and April, 1997, the Registrant completed a private placement offering pursuant to which it issued 653,133 and 211,934 shares respectively, of common stock to investors. The offering raised an aggregate of approximately $1,300,000 from such investors. The Registrant issued the common stock pursuant to the provisions of Rule 506 promulgated under the Securities Act of 1933, as amended. Winchester Investment Securities, Inc. acted as the placement agent for such offering and received a placement fee of 10% in connection with such offering. Winchester, its designees and certain consultants also received 127,316 shares of common stock in connection with such offering.

     In February, 1998, Dr. Ferrante, Mr. Paul and Mr. Brescio canceled all indebtedness owed to them by the Registrant, including all indebtedness for compensation owed to them by the Registrant, in exchange for shares of common stock. At that time, the Registrant owed $601,737, $152,819 and $93,419 to Dr. Ferrante, Mr. Paul and Mr. Brescio, respectively. Accordingly, in exchange for the cancellation of indebtedness, the Registrant issued 527,840, 134,052 and 81,946 additional shares of its common stock to Dr. Ferrante, Mr. Paul and Mr. Brescio, respectively. The Registrant issued the shares pursuant to the exemption afforded by Section 3(a)9 of the Securities Act, as amended.

     In January, 1999 the Registrant issued $757,500 principal amount of convertible debentures. The convertible debentures bear interest at a rate of 12% per annum, payable annually. The convertible debentures mature in February, 2001. The holder of any convertible debenture has the right, exercisable at any time up to the maturity of the convertible debenture, at his option, to convert such convertible debenture at the principal amount thereof (or any portion thereof that is an integral multiple of $1,500) into shares of the common stock at a price of $1.50 per share (except that, in the event such convertible debenture shall be called for redemption, such right shall terminate on the close of business on the fifth day immediately preceding the redemption date). The Registrant issued the convertible debentures pursuant to the provisions of Rule 506 promulgated under the Securities Act of 1933, as amended. Comprehensive Capital Corporation acted as the placement agent for such offering and received placement fees of $136,968 in connection with such offering.

     As of June 30, 1999 the Registrant issued 1,800,000 shares of the Series A Preferred Stock to Messrs. Ferrante, Paul and Brescio in exchange for the delivery to the Registrant by such persons of 1,800,000 shares of common stock held by them. The Registrant issued the Preferred Stock pursuant to the exemption afforded by Section 3(a)9 of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

       *1.1     --Form of Underwriting Agreement.
       *1.2     --Agreement Among Underwriters.
       *1.3     --Selected Dealer Agreement.
       *3.1     --Amended and Restated Certificate of Incorporation of the Registrant
       *3.2     --Amended and Restated By-Laws of the Registrant.
       *3.3     --Certificate of Designations for Series A Preferred Stock.
      **4.1     --Specimen Certificate for Registrant's Common Stock
      **4.2     --Form of Redeemable Common Stock Purchase Warrant.
       *4.3     --Form of Underwriter's Stock Warrant
       *4.4     --Form of Underwriter's Warrant to Purchase Warrants
      **4.5     --Form of Convertible Subordinated Debenture
      **5       --Opinion of Lehman & Eilen LLP
      *10.1     --1999 Stock Option Plan of Registrant.
      *10.2     --Employment Agreement dated as of March 1, 1999 between Registrant and Ralph
                     M. Ferrante
      *10.3     --Consulting Agreement dated as of March 1, 1999 between Registrant and
                     Herbert M. Paul
      *10.4     --Amended Agreement dated as of February 10, 1999 among the Registrant, A.
                     Donald McCulloch, Jr., Carolyn B. McCulloch, Ralph M. Ferrante and
                     Herbert M. Paul.
      *10.5     --Promissory Note dated February 10, 1999 in the principal amount of $152,500 made by the Registrant in favor of A. Donald McCulloch, Jr. and Carolyn
                     B. McCulloch.
      *10.6     --Promissory Note dated February 10, 1999 in the principal amount of $169,455 made by the Registrant in favor of A. Donald McCulloch, Jr. and Carolyn
                     B. McCulloch.
      *10.7     --Glass Supply Agreement between the Registrant and Consumers Packaging Inc., as amended.
      *10.8     --Agreement of Confidentiality dated January 11, 1995 between the Registrant and Consumers Glass Company.

      *10.9     --Agreement dated August 7, 1997 between the Registrant and Comax
                     Manufacturing Corporation.
     *10.10     --Confidentiality Agreement dated November 6, 1998 between the Registrant and
                     Comax Manufacturing Corporation.
     *10.11     --Agreement dated October 31, 1997 by and between the Registrant and
                     Ritter/Sysco Foods, Inc.
     *10.12     --Hold Harmless Agreement and Guaranty/Warranty of Product dated February 7,
                     1997 between the Registrant and Sysco Corporation.
     *10.13     --Agreement dated January 30, 1998 between the Registrant and Sbarro, Inc.
     *10.14     --Beverage Supply Agreement dated March 29, 1999 between the Registrant and
                     Dunkin' Donuts MidAtlantic DCP, Inc.
     *10.15     --Agency Agreement dated May 5, 1998 between the Registrant and Bentonville
                     Associates Ventures, LLC, as amended.
     *10.16     --Vendor Agreement between the Registrant and Wal-Mart Stores.
     *10.17     --Form of Financial Consulting Agreement between the Registrant and the
                     Underwriter.
     *10.18     --Form of Warrant Exercise Fee Agreement between the Registrant, the Warrant
                     Agent and the Underwriter.
     *10.19     --Form of Indemnification Agreement between the Registrant and each officer and director of the Registrant.
      *23.1     --Consent of Goldstein Golub Kessler LLP
     **23.2     --Consent of Lehman & Eilen LLP (contained in opinion of counsel set forth as
                     Exhibit 5).
       24.1     --Power of Attorney (set forth on page II-5).
      *27       --Financial Data Schedule.

------------------

 * Filed herewith.

** To be filed by amendment

 + Confidential treatment has been granted with respect to the redacted portions of this exhibit.

ITEM 28. UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes that it will:

          (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

     (2) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes that it will:

     (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

     (b) For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement or amendment thereto to be signed on its behalf by the undersigned, whereunto duly authorized, in the City of Upper Grandview, State of New York on the 19th day of August, 1999.

                                          SWISS NATURAL FOODS, INC.

                                          By:  /s/ Ralph M. Ferrante
                                             ___________________________________
                                             Ralph M. Ferrante
                                             Chairman of the Board and
                                             Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Ralph M. Ferrante and Herbert Paul, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     In accordance with the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates stated.

               SIGNATURE                              TITLE                        DATE
----------------------------------------   ----------------------------   ----------------------

         /s/ RALPH M. FERRANTE             Chairman of the Board, Chief      August 19, 1999
----------------------------------------     Executive Officer and
           Ralph M. Ferrante                 Secretary

            /s/ HERBERT PAUL               President, Chief Financial        August 19, 1999
----------------------------------------     Officer, (Principal
              Herbert Paul                   Financial Officer
                                             Principal Account Officer)
                                             Assistant Secretary and
                                             Director

          /s/ JAMES P. MCCANN              Director                          August 19, 1999
----------------------------------------
            James P. McCann